Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

THERMON GROUP HOLDINGS, INC.,

THERMON HOLDING CORP.,

as U.S. Borrower,

THERMON CANADA INC.,

as Canadian Borrower,

THERMON EUROPE B.V.,

as Dutch Borrower

The Several Lenders from Time to Time Parties Hereto,

THE TORONTO-DOMINION BANK,

as Syndication Agent

wells fargo bank, national association

and FIFTH THIRD BANK, NATIONAL ASSOCIATION,

As Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of July 24, 2025

JPMORGAN CHASE BANK, N.A.

and THE TORONTO-DOMINION BANK,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

Section 1 DEFINITIONS		1
1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	53
1.3.	Limited Condition Acquisitions	54
1.4.	Currency Fluctuations	54
1.5.	Québec Matters	55
1.6.	Dutch Terms	55
1.7.	Interest Rates; Benchmark Notification	56

Section 2 AMOUNT AND TERMS OF COMMITMENTS		56
2.1.	Term A Commitments	56
2.2.	Procedure for Term Loan Borrowing	56
2.3.	Repayment of Term Loans	57
2.4.	Revolving Commitments	57
2.5.	Procedure for Revolving Loan Borrowing	58
2.6.	Swingline Commitment	59
2.7.	Procedure for Swingline Borrowing; Refunding of Swingline Loans	59
2.8.	Commitment Fees, etc.	61
2.9.	Termination or Reduction of Revolving Commitments	61
2.10.	Optional Prepayments	62
2.11.	Mandatory Prepayments and Commitment Reductions	62
2.12.	Conversion and Continuation Options	64
2.13.	Limitations on Term Benchmark Tranches	65
2.14.	Interest Rates and Payment Dates	65
2.15.	Computation of Interest and Fees	66
2.16.	Inability to Determine Interest Rate; Illegality	66
2.17.	Pro Rata Treatment and Payments	69
2.18.	Requirements of Law	71
2.19.	Taxes	73
2.20.	Indemnity	76
2.21.	Change of Lending Office	77
2.22.	Replacement of Lenders	77
2.23.	Defaulting Lenders	77
2.24.	Incremental Facilities	79
2.25.	Extension Offers	81
2.26.	Refinancing Facilities	83
2.27.	Prepayments Below Par	84
2.28.	Currency Fluctuations	87

Section 3 LETTERS OF CREDIT		87
3.1.	L/C Commitment	87
3.2.	Procedure for Issuance of Letter of Credit	88
3.3.	Fees and Other Charges	88
3.4.	L/C Participations	89
3.5.	Reimbursement Obligation of the Borrowers	90
3.6.	Obligations Absolute	91

3.7.	Letter of Credit Payments	91
3.8.	Applications	91
3.9.	Replacement of Issuing Lender	91
3.10.	Cash Collateralization	92
3.11.	Letters of Credit Issued for Subsidiaries	92

Section 4 REPRESENTATIONS AND WARRANTIES		92
4.1.	Financial Condition	92
4.2.	No Change	92
4.3.	Existence; Compliance with Law	93
4.4.	Power; Authorization; Enforceable Obligations	93
4.5.	No Legal Bar	93
4.6.	Litigation	94
4.7.	No Default	94
4.8.	Ownership of Property; Liens	94
4.9.	Intellectual Property	94
4.10.	Taxes	94
4.11.	Federal Regulations	94
4.12.	Labor Matters	94
4.13.	ERISA and Related Canadian Compliance	95
4.14.	Investment Company Act	95
4.15.	Subsidiaries	95
4.16.	Use of Proceeds	95
4.17.	Environmental Matters	96
4.18.	Accuracy of Information, etc.	96
4.19.	Security Documents	97
4.20.	Solvency	98
4.21.	Holdings	98
4.22.	Insurance	98
4.23.	Anti-Corruption Laws and Sanctions	98
4.24.	Affected Financial Institutions	98
4.25.	Disclosure	98
4.26.	Outbound Investment Rules	99

Section 5 CONDITIONS PRECEDENT		99
5.1.	Conditions to Restatement Effective Date	99
5.2.	Conditions to Each Extension of Credit	101

Section 6 AFFIRMATIVE COVENANTS		102
6.1.	Financial Statements	102
6.2.	Certificates; Other Information	103
6.3.	Payment of Obligations	104
6.4.	Maintenance of Existence; Compliance	104
6.5.	Maintenance of Property; Insurance	104
6.6.	Inspection of Property; Books and Records; Discussions	104
6.7.	Notices	105
6.8.	Environmental Laws	106
6.9.	Canadian Pension Plans; Canadian Benefit Plans	106
6.10.	Additional Collateral, etc.	107
6.11.	Depository Banks	109
6.12.	Outbound Investment Rules	109

2

6.13.	Post-Closing Collateral Obligations	109
6.14.	Centre of main interest	109

Section 7 NEGATIVE COVENANTS		110
7.1.	Financial Condition Covenants	110
7.2.	Indebtedness	110
7.3.	Liens	113
7.4.	Fundamental Changes	116
7.5.	Disposition of Property	117
7.6.	Restricted Payments	119
7.7.	Sales and Leasebacks	120
7.8.	Investments	120
7.9.	Optional Payments and Modifications of Certain Debt Instruments	122
7.10.	Transactions with Affiliates	123
7.11.	Swap Agreements	123
7.12.	Changes in Fiscal Periods	124
7.13.	Negative Pledge Clauses	124
7.14.	Clauses Restricting Subsidiary Distributions	124
7.15.	Lines of Business	125
7.16.	Use of Proceeds	125
7.17.	Preferred Capital Stock	125

Section 8 EVENTS OF DEFAULT		125

Section 9 THE ADMINISTRATIVE AGENT		129
9.1.	Appointment	129
9.2.	Delegation of Duties	129
9.3.	Exculpatory Provisions	129
9.4.	Reliance by Administrative Agent	130
9.5.	Notice of Default	130
9.6.	Acknowledgements of Lenders	130
9.7.	Indemnification	132
9.8.	Administrative Agent in Its Individual Capacity	132
9.9.	Successor Administrative Agent	132
9.10.	Arranger and Syndication Agents	133
9.11.	Secured Parties	133
9.12.	Credit Bidding	133
9.13.	Certain ERISA Matters	134
9.14.	Posting of Communications	135
9.15.	Borrower Communications	136
9.16.	Parallel Liability	137

Section 10 MISCELLANEOUS		138
10.1.	Amendments and Waivers	138
10.2.	Notices	140
10.3.	No Waiver; Cumulative Remedies	140
10.4.	Survival of Representations and Warranties	140
10.5.	Payment of Expenses and Taxes	141
10.6.	Successors and Assigns; Participations and Assignments	142
10.7.	Adjustments; Set-off	147
10.8.	Counterparts	148

3

10.9.	Severability	149
10.10.	Integration	149
10.11.	GOVERNING LAW	149
10.12.	Submission To Jurisdiction; Waivers; Consent to Service of Process	149
10.13.	Acknowledgements	150
10.14.	Releases of Guarantees and Liens	150
10.15.	Confidentiality	151
10.16.	WAIVERS OF JURY TRIAL	152
10.17.	USA Patriot Act	152
10.18.	Judgment Currency	152
10.19.	Borrower Representative	153
10.20.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	153
10.21.	Acknowledgement Regarding Any Supported QFCs	154
10.22.	Amendment and Restatement; No Novation	154
10.23.	Limited Waiver	154

4

SCHEDULES:*

1.1	Commitments
3.1	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.13	Canadian Pension Plans; Canadian Benefit Plans
4.15	Subsidiaries
4.17	Environmental Matters
4.19	Filing Jurisdictions
6.6	Collateral Location
6.13	Post-Closing Collateral Obligations
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(n)	Existing Investments
7.10	Existing Transactions with Affiliates
10.2	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS:*

A-1	Form of U.S. Guarantee and Collateral Agreement
A-2	Form of Canadian Guarantee and Collateral Agreement
A-3	Form of Dutch Security Agreement
A-4	Form of Dutch Share Pledge
B	[Reserved]
C	Form of Compliance Certificate
D	Form of Closing Certificate
E	Form of Assignment and Assumption
F	Form of U.S. Tax Compliance Certificate
G-1	Form of Increased Facility Activation Notice—Incremental Term Loans
G-2	Form of Increased Facility Activation Notice—Incremental Revolving Commitments
G-3	Form of New Lender Supplement
H	Form of Discounted Prepayment Option Notice
I	Form of Lender Participation Notice
J	Form of Discounted Voluntary Prepayment Notice

*	Certain annexes, exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits and schedules to the Securities and Exchange Commission upon request.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of July 24, 2025, among Thermon Group Holdings, Inc., a Delaware corporation (“Holdings”), Thermon Holding Corp., a Delaware corporation (the “U.S. Borrower”), Thermon Canada Inc., an Alberta corporation (the “Canadian Borrower”), Thermon Europe B.V., a private limited company incorporated in the Netherlands (the “Dutch Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and JPMorgan Chase Bank, N.A. as administrative agent.

WHEREAS, the Borrowers (other than the Dutch Borrower) entered into that certain Amended and Restated Credit Agreement, dated as of September 29, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among Holdings, the U.S. Borrower, the Canadian Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent;

WHEREAS, the Borrowers wish to refinance the facilities outstanding under the Existing Credit Agreement with the facilities set forth in this Agreement and add the Dutch Borrower as a borrower hereunder;

WHEREAS, subject to the conditions set forth herein, the Lenders agree to provide loans to the Borrowers in order to refinance such facilities; and

WHEREAS, the Lenders, together with the Borrowers, the Administrative Agent and the Issuing Lenders agree (a) that this Agreement shall constitute a Refinancing Facility Agreement as defined in the Existing Credit Agreement, (b) that the loans provided herein shall constitute Refinancing Revolving Loans and Refinancing Term Loans, in each case as defined in the Existing Credit Agreement, and shall have the terms set forth herein and (c) to amend and restate in its entirety the Existing Credit Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that, on the Restatement Effective Date, the Existing Credit Agreement will be amended and restated in its entirety as follows:

Section 1
DEFINITIONS

1.1.            Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or, if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.0%; provided that for purposes of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.16 (for the avoidance of doubt, if applicable pursuant to such Section 2.16, only until the Benchmark Replacement has been determined pursuant to Section 2.16(b)) hereof, then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if ABR shall be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Accountant’s Report”: as defined in Section 6.1(a).

“Acceptable Discount”: as defined in Section 2.27(c).

“Acceptable Foreign Currency”: (a) each of the Closing Date Foreign Currencies and (b) any other currency that is (i) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars in the international interbank market, (ii) agreed to by the applicable Issuing Lender and the Administrative Agent, and (iii) is readily available for funding from all of the Revolving Lenders.

“Acceptance Time”: as defined in Section 2.27(b).

“Account”: as at any date of determination, all “accounts” (as such term is defined in the UCC or PPSA) of any Borrower Party, including the unpaid portion of the obligation of a customer of such Borrower Party in respect of inventory purchased by and shipped to such customer and/or the rendition of services by such Borrower Party, as stated on the respective invoice of such Borrower Party, net of any credits, rebates or offsets owed to such customer.

“Adjusted Daily Simple RFR”: (a) with respect to any RFR Borrowing denominated in Dollars, the Daily Simple SOFR and (b) with respect to any RFR Borrowing denominated in Canadian Dollars, an interest rate per annum equal to (i) the Daily Simple RFR for Canadian dollars, plus (ii) 0.29547%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark borrowing denominated in Euro for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term CORRA Rate”: with respect to any Term Benchmark borrowing denominated in Canadian Dollars, an interest rate per annum equal to (a) Term CORRA for such Interest Period, plus (b) 0.29547% for a one month Interest Period or 0.32138% for a three month Interest Period, provided that if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjustment Date”: as defined in the Applicable Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and any successor administrative agent appointed in accordance with Section 9.9. For the avoidance of doubt, references to the “Administrative Agent” shall include JPMorgan Chase Bank, N.A., Toronto Branch (including but not limited to matters pertaining to the Canadian Loan Parties) and any other branch or affiliate of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A. for the purpose of performing its obligations in such capacity.

“Affected Facility”: as defined in Section 2.25(a).

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to a specified Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time after the Restatement Effective Date, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreed Currencies”: Dollars, Canadian Dollars and Euro.

“Agreement”: as defined in the preamble hereto.

“Ancillary Document”: as defined in Section 10.8(b).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Group Members from time to time concerning or relating to bribery or corruption.

“Applicable Discount”: as defined in Section 2.27(c).

“Applicable Margin”: (a) for each Type of Loan (other than Incremental Term Loans), the rate per annum set forth under the relevant column heading below:

	ABR Loans and Canadian Prime Loans	Term Benchmark Loans and RFR Loans
Revolving Loans and Swingline Loans	0.50%	1.50%
Term A Loans	0.50%	1.50%

, provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of Holdings after the Restatement Effective Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Term A Loans will be determined pursuant to the Applicable Pricing Grid; and

(b)            for Incremental Term Loans, such per annum rates as shall be agreed to by the applicable Borrower and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

“Applicable Parties”: as defined in Section 9.14(c).

“Applicable Pricing Grid”: the table set forth below:

Consolidated Leverage Ratio	Applicable Margin for Term Benchmark Loans and RFR Loans	Applicable Margin for ABR Loans and Canadian Prime Loans	Commitment Fee Rate
≥ 3.50:1.00	2.25%	1.25%	0.300%
< 3.50:1.00 but ≥ 3.00:1.00	2.00%	1.00%	0.250%
< 3.00:1.00 but ≥ 2.00:1.00	1.75%	0.75%	0.225%
< 2.00:1.00 but ≥ 1.00:1.00	1.50%	0.50%	0.200%
< 1.00:1.00	1.25%	0.25%	0.175%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin or the Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is five Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, at all times while a Specified Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Applicable Reference Period”: as at any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 6.1.

“Applicable Transactions”: as defined in the definition of “Pro Forma Basis”.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Borrower Portal”: as defined in Section 9.15(a).

“Approved Electronic Platform”: as defined in Section 9.14(a).

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Arrangers”: the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Asset Sale”: any Disposition of property or series of related Dispositions of property pursuant to Section 7.5(r) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Attributable Indebtedness”: in respect of any sale and leaseback transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.16.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver-manager conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Plan”: a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Benchmark”: initially, with respect to any (a) RFR Loan in an Agreed Currency, the applicable Relevant Rate for such currency or (b) Term Benchmark Loan in an Agreed Currency, the Relevant Rate for such currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event, and a related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.16.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in Euro, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)            in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Dollars and/or in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple RFR for Canadian Dollars;

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” with respect to Term Benchmark Loans denominated in Canadian Dollars shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3)            in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrower Representative pursuant to Section 2.16(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) (x) of which (i) any Loan Party is a sponsor or (ii) is maintained by a Loan Party or (y) to which any Loan Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Benefit Plan Investor”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate”: of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Communications” means, collectively, any request for borrowing, request for interest election, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrower Parties”: the collective reference to the U.S. Borrower and its Subsidiaries.

“Borrower Representative”: the U.S. Borrower, in its capacity as a Borrower hereunder, and/or in its capacity as contractual agent, attorney-in-fact and representative of the Canadian Borrower and the Dutch Borrower pursuant to Section 10.19, as the case may be.

“Borrowers”: the collective reference to the U.S. Borrower, the Canadian Borrower and the Dutch Borrower.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that in addition to the foregoing, (i) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjustment Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, (ii) with respect to notices and determinations in connection with, and payments of principal and interest on or Reimbursement Obligations in respect of, Loans or Letters of Credit denominated in Canadian Dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, such day is also a day on which banks are open for dealings in Canadian Dollars in Toronto, Ontario, (iii) in relation to Loans denominated in Euro and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (iv) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day.

“Cafeteria Plan Flex Account”: the bank deposit account (or if more than one, the aggregate of all such accounts) established and maintained by a U.S. Loan Party (other than Holdings) from time to time to serve as collateral for stored value card transactions under the health and/or dependent care flexible spending account components of a U.S. Loan Party’s (other than Holdings) cafeteria plan for employees, as such plan exists now or may be amended in the future, but in each case only to the extent such accounts are established and maintained in accordance with applicable laws and qualify under Section 125 of the Code.

“Calculation Date”: the last Business Day of each calendar month (or any other day selected by the Administrative Agent); provided that (a) the second Business Day preceding each Borrowing Date with respect to Revolving Loans or Swingline Loans (or such other Business Day as the Administrative Agent shall deem applicable with respect to any currency in accordance with rate-setting convention for such currency) shall be a Calculation Date, (b) the date on which a Revolving Loan denominated in Canadian Dollars or Euro is continued or converted shall be a Calculation Date and (c) the date of each issuance, amendment, renewal or extension of a Letter of Credit, or any other date determined by the applicable Issuing Lender, shall also be a Calculation Date.

“Canadian Benefit Plans”: any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party has any liability with respect to any employee or former employee, but excluding (a) any Canadian Pension Plans, (b) any Pension Plan and (c) any Multiemployer Plan.

“Canadian Borrower”: as defined in the preamble hereto.

“Canadian Collateral Documents”: collectively, the Canadian Guarantee and Collateral Agreement, the Quebec Security Documents, if any, and any other agreements, instruments and documents executed by any Canadian Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations (as defined in the Canadian Guarantee and Collateral Agreement) including all other security agreements, pledge agreements, debentures, share charges, hypothecs, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, assignments, contracts, notices, financing statements and all other written matter whether theretofore, now or hereafter executed by any Canadian Loan Party and delivered to the Administrative Agent.

“Canadian Dollars” and “C$”: dollars in lawful currency of Canada.

“Canadian Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement dated as of the Restatement Effective Date executed and delivered by the Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Loan Parties”: the collective reference to the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Canadian Pension Event”: (a) any Loan Party shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan so as to result in any liability which could have a Material Adverse Effect; (b) any event or condition exists in respect of any Canadian Pension Plan which presents the risk of liability of any Loan Party which could have a Material Adverse Effect; (c) a going concern unfunded liability or the solvency deficiency (calculated using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles) exists under any Canadian Pension Plan; (d) any Loan Party shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Pension Plan within the time period set out in applicable Laws or fail to make a required contribution under any Canadian Pension Plan or Canadian Benefit Plan which could result in the imposition of a Lien upon the assets of the Canadian Borrower or any of its Subsidiaries; or (e) any Loan Party makes any improper withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan.

“Canadian Pension Plans”: each pension plan required to be registered under Canadian federal or provincial law that is maintained, administered or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Loans”: Loans the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Prime Rate”: for any day, a rate per annum determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective as of the opening of business on the day of such change in the PRIMCAN Index.

“Canadian Subsidiary”: any Subsidiary of the Canadian Borrower organized under the laws of any jurisdiction within Canada.

“Canadian Subsidiary Guarantor”: each Wholly Owned Canadian Subsidiary of the Canadian Borrower (other than any Excluded Canadian Subsidiary), whether existing on the Restatement Effective Date or established, created or acquired after the Restatement Effective Date, in each case unless and until such time as the applicable Wholly Owned Canadian Subsidiary is released from all of its obligations under the Security Documents to which it is a party in accordance with the terms and provisions hereof and thereof.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Capital Stock Equivalents”: all securities convertible into or exchangeable for Capital Stock or any other Capital Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Capital Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Cash Equivalents”: (a) marketable direct obligations (i) issued by, or unconditionally guaranteed by, the Canadian or United States Government or (ii) issued by any agency of the Canadian or United States Government and backed by the full faith and credit of Canada or the United States, as applicable, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of Canada, the United States, any province or state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the Canadian or United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, province or territory of Canada or the United States, by any political subdivision or taxing authority of any such state, commonwealth, province or territory or by any foreign government or any province or political subdivision thereof, the securities of which state, commonwealth, province, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CBR Loan”: a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread”: the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate”: the greater of (a)(i) for any Loan denominated in (x) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (b) any other Acceptable Foreign Currency determined after the Restatement Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (ii) the applicable Central Bank Rate Adjustment and (b) the Floor.

“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) any other Acceptable Foreign Currency determined after the Restatement Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (a)(ii) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Acceptable Foreign Currency for a maturity of one month.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco”: any Domestic Subsidiary that has no material assets other than the Capital Stock in or Indebtedness of one or more CFCs, including the indirect ownership of such Capital Stock or Indebtedness through one or more CFC Holdcos.

“Change of Control”: as defined in Section 8(k).

“Closing Date”: October 30, 2017.

“Closing Date Foreign Currencies”: (a) Canadian Dollars and (b) Euro.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document but which in no event will include any Excluded Assets.

“Commitment”: as to any Lender, the sum of the Term A Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.20% per annum; provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of Holdings after the Restatement Effective Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to Section 9.14, including through an Approved Electronic Platform.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of Holdings substantially in the form of Exhibit C.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Flow”: for any period:

(a)            the sum of (i) Consolidated EBITDA for such period plus (ii) Consolidated Lease Expense for such period, minus

(b)            Unfinanced Capital Expenditures of the Group Members for such period.

“Consolidated EBITDA”: for any period:

(a)            Consolidated Net Income for such period plus,

(b)            without duplication and (other than with respect to clauses (x) and (xiii) below) to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(i) provisions for taxes based on income (or similar taxes in lieu of income taxes), profits or capital (or equivalents), including federal, foreign, state, provincial, local, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period,

(ii) interest expense and, to the extent not reflected in such interest expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities),

(iii) depreciation and amortization expense,

(iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs,

(v) non-cash compensation expense,

(vi) non-cash expenses or losses from the application of purchase accounting, including the write down of inventory in connection therewith,

(vii) so long as the same is not reasonably likely to result in a cash expenditure in a future period, non-cash expenses (including as a result of the acceleration of vesting in the event of a change of control) resulting from the grant or periodic remeasurement of stock options or other equity-related incentives to any director, officer or employee of any of the Group Members pursuant to a written plan or agreement approved by the board of directors or similar governing body of any Group Member,

(viii) all other non-cash losses or expenses, including any non-cash impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities, and any non-cash foreign exchange losses, but excluding, in any event, any non-cash loss or expense (x) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (y) relating to a write-down, write off or reserve with respect to Accounts and inventory,

(ix) all Transaction Expenses and any fees, costs, expenses or charges (other than depreciation or amortization charges) related to any actual, proposed or contemplated equity offering (including any expense relating to enhanced accounting functions or other transaction costs associated with a public company), Investment to which a Group Member is a party, acquisition, disposition or recapitalization permitted under this Agreement or the incurrence of Indebtedness permitted to be incurred under this Agreement (including a refinancing thereof) or any amendment, waiver or modification of Indebtedness (in each case, whether or not successful), including (A) such fees, expenses or charges incurred in connection with the negotiation, execution and delivery on the Restatement Effective Date of the Loan Documents, (B) any amendment or other modification of any Loan Document and (C) such costs, fees and expenses in connection with any tender for or redemption of any Indebtedness, including any premium, make-whole or penalty payments,

(x) cash proceeds received by the Group Members in such period from business interruption insurance,

(xi) losses with respect to discontinued operations,

(xii) non-recurring cash expenses and costs, including non-recurring cash expenses and costs incurred in connection with (w) restructurings, integration, severance and cost synergies, (x) acquisitions permitted under this Agreement (including restructurings, severance payments and cost synergies resulting therefrom or implemented in connection therewith) and (y) compliance fees; provided that with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated EBITDA for such Reference Period pursuant to this clause (xii), together with the aggregate amount added back in the calculation of Consolidated EBITDA for such Reference Period pursuant to clause (xiii), shall not exceed 20% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (xii) and clause (xiii)), and

(xiii) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and cost synergies that are reasonably identifiable, factually supportable and projected by Holdings in good faith to be realized as a result of mergers and other business combinations, Permitted Acquisitions, divestitures, insourcing initiatives, cost savings initiatives, consolidations, openings and closings, product rationalization and other similar initiatives after the Closing Date, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and cost synergies had been realized on the first day of the relevant Reference Period), net of the amount of actual benefits realized in respect thereof; provided that (v) actions in respect of such cost-savings, operating expense reductions, operating improvements and cost synergies have been, or will be, taken within 24 months of the applicable Initiative, (w) no cost savings, operating expense reductions, operating improvements or cost synergies shall be added pursuant to this clause (xiii) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (x) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (xiii) to the extent occurring more than eight fiscal quarters after the applicable Initiative, (y) the U.S. Borrower must deliver to the Administrative Agent (1) a certificate of a Responsible Officer of Holdings setting forth such estimated cost-savings, operating expense reductions, operating improvements and cost synergies and (2) information and calculations supporting in reasonable detail such estimated cost savings, operating expense reductions, operating improvements and cost synergies and (z) with respect to any Reference Period, the aggregate amount added back in the calculation of Consolidated EBITDA for such Reference Period pursuant to this clause (xiii), together with the aggregate amount added back in the calculation of Consolidated EBITDA for such Reference Period pursuant to clause (xii), shall not exceed 20% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (xiii) and clause (xii)), and minus,

(c)            to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(i) interest income,

(ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business),

(iii) income tax credits (to the extent not netted from income tax expense),

(iv) any other non-cash income, and

(v) net gains on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk,

all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Secured Leverage Ratio, (i) if at any time during such Reference Period a Borrower Party shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period a Borrower Party shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated Cash Flow to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) the excess (to the extent positive) of (i) Consolidated Interest Expense for such period minus (ii) total interest income of the Group Members for such period, (b) scheduled payments made during such period on account of principal of Indebtedness of the Group Members (including scheduled principal payments in respect of the Term Loans), (c) Consolidated Lease Expense for such period, (d) earnouts payable in cash by the Group Members during such period, (e) income tax expense paid or payable in cash during such period by the Group Members and (f) Restricted Payments paid in cash during such period pursuant to Section 7.6(c), Section 7.6(e), Section 7.6(g) or Section 7.6(h).

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Group Members for such period with respect to all outstanding Indebtedness of the Group Members (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Group Members for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) the excess of Consolidated Total Debt on such day less the Offsetting Cash Amount as of such date to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the U.S. Borrower or is merged into or consolidated with a Borrower Party and (b) the income (or deficit) of any Person (other than a Subsidiary of the U.S. Borrower) in which a Borrower Party has an ownership interest, except to the extent that any such income is actually received by such Borrower Party in the form of dividends or similar distributions.

“Consolidated Secured Debt”: at any date, Consolidated Total Debt at such date that is secured by a Lien on any property of any Group Member.

“Consolidated Secured Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets”: the total assets of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of Holdings for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b).

“Consolidated Total Debt”: at any date, Capital Lease Obligations, purchase money Indebtedness, Indebtedness for borrowed money and letters of credit (but only to the extent drawn and not reimbursed), in each case of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Affiliate”: as to any Person, any other Person that directly or indirectly, is in control of, is controlled by, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“CORRA”: the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator”: the Bank of Canada (or any successor administrator).

“CORRA Determination Date”: has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Rate Day”: has the meaning specified in the definition of “Daily Simple CORRA”.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.21.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender and, for the purposes of Section 10.13 only, the Administrative Agent and the Arranger.

“Daily Simple CORRA”: for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrowers. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Day.

“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Dollars, Daily Simple SOFR and (ii) Canadian Dollars, Daily Simple CORRA.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debtor Relief Laws”: the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Declined Amount”: as defined in Section 2.11(b).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: as defined in, and as interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower Representative or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s and the Borrower Representative’s receipt of such certification in form and substance satisfactory to it, the Administrative Agent and the Borrower Representative, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by a Borrower Party in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the U.S. Borrower setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

“Discount Range”: as defined in Section 2.27(b).

“Discounted Prepayment Option Notice”: as defined in Section 2.27(b).

“Discounted Voluntary Prepayment”: as defined in Section 2.27(a).

“Discounted Voluntary Prepayment Notice”: as defined in Section 2.27(e).

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)            matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) whether pursuant to a sinking fund obligation or otherwise;

(b)            is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock); or

(c)            is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by a Group Member, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the Restatement Effective Date, the Restatement Effective Date); provided, however, that (i) Capital Stock of any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable and (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institutions”: (a) competitors of the Borrower Parties, in each case identified by name in writing by the Borrower Representative to the Administrative Agent from time to time and (b) as to any entity referenced in clause (a) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s Affiliates that are either (i) identified by name in writing by the Borrower Representative to the Administrative Agent from time to time or (ii) clearly identifiable solely by similarity of name, but, in each case, excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity. For the avoidance of doubt (x) the Administrative Agent shall, and shall be permitted to, provide such list of Disqualified Institutions to the Lenders and prospective Lenders, (y) any addition to the list of Disqualified Institutions will not become effective until three Business Days after such addition is delivered by the Borrower Representative to the Administrative Agent and (z) no designation of a Disqualified Institution shall retroactively disqualify any Person who has already become a Lender or a Participant or entered into a trade to become a Lender or a Participant. Any such list of Disqualified Institutions and any updates to the list shall be delivered by the Borrower Representative to the following email address: JPMDQ_Contact@jpmorgan.com.

“Documentation Agents”: Wells Fargo Bank, National Association and Fifth Third Bank, National Association.

“Dollar Equivalent”: of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) with respect to any amount denominated in a currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the most recent Calculation Date.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the U.S. Borrower organized under the laws of any jurisdiction within the United States.

“Dutch Borrower”: as defined in the preamble hereto.

“Dutch Collateral Documents”: collectively, the Dutch Security Agreement, the Dutch Share Pledge and any other agreements, instruments and documents executed by any Dutch Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Liabilities (as defined in the Dutch Security Agreement) including all other security agreements, pledge agreements, debentures, share charges, hypothecs, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, assignments, contracts, notices, financing statements and all other written matter whether theretofore, now or hereafter executed by any Dutch Loan Party and delivered to the Administrative Agent.

“Dutch Loan Parties”: the collective reference to the Dutch Borrower and the Dutch Subsidiary Guarantors.

“Dutch Security Agreement”: a Security Agreement, substantially in the form of Exhibit A-3 hereto, among the Dutch Loan Parties and the Administrative Agent.

“Dutch Share Pledge”: a Pledge of Shares, substantially in the form of Exhibit A-4 hereto, by Thermon, Inc. in favor of the Administrative Agent.

“Dutch Subsidiary”: any Subsidiary of the Dutch Borrower organized under the laws of the Netherlands.

“Dutch Subsidiary Guarantor”: each Wholly Owned Dutch Subsidiary of the Dutch Borrower (other than any Excluded Dutch Subsidiary), whether existing on the Restatement Effective Date or established, created or acquired after the Restatement Effective Date, in each case unless and until such time as the applicable Wholly Owned Dutch Subsidiary is released from all of its obligations under the Security Documents to which it is a party in accordance with the terms and provisions hereof and thereof.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System”: any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and/or any Issuing Lender and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee”: (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) a Disqualified Institution and (iii) except pursuant to Section 10.6(f), a Group Member or any other Affiliate of Holdings.

“Environmental Laws”: all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval provisions relating thereto.

“Environmental Liability”: any Liability (including any costs of environmental remediation or indemnities), of any Borrower Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: collectively, any Loan Party and any Person under common control or treated as a single employer with, any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”: any of the following: (a) a Reportable Event with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate”: with respect to any Term Benchmark borrowing denominated in Euro and for any Interest Period, the EURIBOR Screen Rate two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower Representative.

“Euro” or “€”: the single currency of participating member states of the European Union.

“Euro Sublimit”: €20,000,000.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Rate”: with respect to (a) any Closing Date Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Closing Date Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by Thomson Reuters as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of Thomson Reuters (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (b) any other currency (other than Dollars and a Closing Date Foreign Currency), the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Excluded Assets”:

(a)            real property and any leasehold rights and interests in real property;

(b)            any motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC or PPSA financing statement or equivalent;

(c)            any rights or interest in any lease, contract, license or license agreement covering personal property or real property and/or such assets subject thereto, so long as under the terms of such lease, contract, license or license agreement, or applicable law with respect thereto, the grant of a security interest or hypothec (if applicable) or Lien therein for the benefit of the Secured Parties (1) is prohibited, (2) would reasonably be expected to result in the loss of rights thereon or create a default thereunder, (3) would give any other party to such lease, contract, license or license agreement, instrument or indenture the right to terminate its obligations thereunder, or (4) is permitted only with the consent of another party (other than a Group Member, but including any Governmental Authority) (or would render such lease, contract, license or license agreement cancelled, invalid or unenforceable) and such prohibition has not been or is not waived or the consent of the other party to such lease, contract, license or license agreement has not been or is not otherwise obtained; provided that, this exclusion shall in no way be construed to apply to the extent such prohibition is unenforceable or ineffective under the UCC, PPSA, Civil Code of Quebec or any other law, rule or regulation (including any Debtor Relief Law) as may be applicable or so as to limit, impair or otherwise affect the unconditional continuing security interests in and Liens for the benefit of the Secured Parties upon any rights or interests in or to monies due or to become due under any such lease, contract, license or license agreement (including any receivables);

(d)            any assets that are subject to a Lien permitted under Section 7.3(g) if the contract or other agreement in which the Lien is granted (or the documentation providing for the Indebtedness secured thereby) prohibits the creation of any other Lien on such assets or requires the consent of another party (other than a Loan Party or any of its Subsidiaries) and such prohibition has not been or is not waived or the consent of the other party to contract or other agreement has not been or is not otherwise obtained;

(e)            any voting shares of any Foreign Subsidiary or CFC Holdco other than 65% of all of the issued and outstanding voting Capital Stock in any Foreign Subsidiary or CFC Holdco directly owned by a U.S. Loan Party; provided that voting shares of any Canadian Subsidiary or any Dutch Subsidiary shall not constitute Excluded Assets as a result of this clause (e);

(f)            any application for registration of a trademark filed in the United States Patent and Trademark Office on an intent to use basis to the extent that the grant of a security interest in any such trademark application would adversely affect the validity or enforceability or result in cancellation or voiding of such trademark application, provided, however, that such trademark applications shall be considered Collateral upon the filing of a Statement of Use or when an Amendment to Allege Use has been filed and accepted in the United States Patent and Trademark Office;

(g)            company-owned life insurance policies with respect to the employees of any Loan Party or any of its Subsidiaries;

(h)            Excluded Deposit Accounts; and

(i)             assets as to which Administrative Agent and the Borrower Representative agree in writing that the cost of creating or perfecting a pledge of, or a security interest in, such assets is excessive in relation to the value of the security to be afforded thereby.

“Excluded Canadian Subsidiary”: (a) any Canadian Subsidiary that is an Immaterial Subsidiary and (b) any Canadian Subsidiary whose direct or indirect parent is a Non-Canadian Subsidiary of the Canadian Borrower.

“Excluded Deposit Accounts”: (a) any deposit account (i) established solely as a payroll account and other zero-balance disbursement account or (ii) held in a fiduciary capacity and established in connection with employee benefit plans in the ordinary course of business or pursuant to applicable legal requirements, (b) any withholding tax, benefits, escrow, customs, trust or any other fiduciary account and (c) Cafeteria Plan Flex Accounts.

“Excluded Domestic Subsidiary”: (a) any Domestic Subsidiary that is an Immaterial Subsidiary, (b) any CFC Holdco and (c) any Domestic Subsidiary whose direct or indirect parent is a Subsidiary of the U.S. Borrower that is a Foreign Subsidiary or a CFC Holdco.

“Excluded Dutch Subsidiary”: (a) any Dutch Subsidiary that is an Immaterial Subsidiary and (b) any Dutch Subsidiary whose direct or indirect parent is a Non-Dutch Subsidiary of the Dutch Borrower.

“Excluded Swap Obligation”: with respect to any Loan Party, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.19(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Letter of Credit”: any Letter of Credit issued by JPMorgan Chase Bank, N.A. under the Existing Credit Agreement that is outstanding on the Restatement Effective Date and listed on Schedule 3.1.

“Extending Lender”: as defined in Section 2.25(a).

“Extension Agreement”: an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the U.S. Borrower, each of the Canadian Borrower and the Dutch Borrower (other than in respect of Term Loans), the Administrative Agent and one or more Extending Lenders, effecting an Extension Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.25.

“Extension Amendment”: an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.25, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans and/or Commitments of the applicable Affected Facility (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) in the case of Extended Loans that are Term Loans of any Facility, a modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans of such Facility, (c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that in the case of Extended Loans that are Term Loans, such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Affected Facility, but may not provide for prepayment requirements that are more favorable than those applicable to the Loans of the applicable Affected Facility, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (e) an addition of any affirmative or negative covenants applicable to the Group Members, provided that any such additional covenant with which the Group Members shall be required to comply prior to the Latest Maturity Date in effect immediately prior to such Extension Amendment for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.

“Extension Offer”: as defined in Section 2.25(a).

“Facility”: each of (a) the Term A Commitments and the Term A Loans made thereunder (the “Term A Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) Incremental Term Loans with the same terms (each, an “Incremental Term Facility”). Additional Facilities may be established pursuant to Section 2.25 and Section 2.26, and there may be multiple Incremental Term Facilities outstanding.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s Federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Payment Date”: (a) the fifteenth calendar day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Financial Covenant Increase Period”: as defined in Section 7.1(a).

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, each Adjusted Daily Simple RFR, the Adjusted Term CORRA Rate, the Adjusted EURIBOR Rate or the Central Bank Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Term SOFR Rate, the Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, the Adjusted Term CORRA Rate and the Central Bank Rate shall be zero.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Loan Party, any ERISA Affiliate or any other entity related to a Loan Party on a controlled group basis.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Loan Party, or ERISA Affiliate or any other entity related to a Loan Party on a controlled group basis.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower Representative and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower Representative and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Group Members shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower Representative, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings and the Borrower Parties.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and customary and reasonable indemnity obligations in effect on the Restatement Effective Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Hazardous Materials”: any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Holdings”: as defined in the preamble hereto.

“Holdings Loans”: intercompany loans made by the U.S. Borrower to Holdings to the extent that, at the time such loan is made, a Restricted Payment from the U.S. Borrower to Holdings would be permitted under Section 7.6 and provided that (i) the proceeds of such loans are used for the purposes specified in Section 7.6, (ii) at the request of the Administrative Agent, such loans are evidenced by promissory notes which are pledged pursuant to the U.S. Guarantee and Collateral Agreement and (iii) such Holdings Loan shall be treated as a Restricted Payment for purposes of this Agreement, including determining compliance with Section 7.6.

“Immaterial Subsidiary”: at any date, any Subsidiary of Holdings (other than a Borrower) that, together with its consolidated Subsidiaries (i) does not, as of the last day of the fiscal quarter of Holdings most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 6.1 (or prior to the delivery of any such financial statements, Section 6.1 of the Existing Credit Agreement), have assets with a value in excess of 5.0% of the Consolidated Total Assets and (ii) did not, during the period of four consecutive fiscal quarters of Holdings most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 6.1 (or prior to the delivery of any such financial statements, Section 6.1 of the Existing Credit Agreement), have revenues exceeding 5.0% of the total revenues of Holdings and its consolidated Subsidiaries for such period; provided that, the aggregate assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 10.0% of Consolidated Total Assets or consolidated revenues, respectively, of Holdings and its consolidated Subsidiaries, collectively, as of the last day of the fiscal quarter of Holdings most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 6.1 (or prior to the delivery of any such financial statements, Section 6.1 of the Existing Credit Agreement) (and the Borrower Representative will, within 30 days after the date on which the financial statements for such Reference Period have been delivered pursuant to Section 6.1, designate in writing to the Administrative Agent the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation). Notwithstanding the foregoing, no Subsidiary that owns, or holds exclusive rights in, Material Intellectual Property shall constitute an Immaterial Subsidiary. Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Immaterial Subsidiary as of the Restatement Effective Date.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.24(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G-1 or G-2, as applicable.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Acquisition Debt”: an Incremental Term Facility (a) the making of which is conditioned upon the consummation of, and the proceeds of which will be used to finance, a Limited Condition Acquisition and (b) which has been designated as “Incremental Acquisition Debt” by the Borrower Representative, the Administrative Agent and the applicable Incremental Term Lenders in the applicable Increased Facility Activation Notice.

“Incremental Revolving Commitments”: any increased Revolving Commitments established pursuant to Section 2.24(a).

“Incremental Term Facility”: as defined in the definition of “Facility”.

“Incremental Term Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans”: any term loans made pursuant to Section 2.24(a).

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the final maturity of the Term A Loans.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and (ii) earn-out obligations or contingent obligations consisting of purchase price adjustments, in each case of this clause (ii) until such obligations become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person in respect of Disqualified Capital Stock, (h) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (k) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, industrial designs, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: (a) in respect of Indebtedness intended to be secured by some or all of the Collateral on a pari passu basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent and entered into by the Administrative Agent, the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Borrower Representative, and (b) in respect of Indebtedness intended to be secured by some or all of the Collateral on a junior priority basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent and entered into by the Administrative Agent, the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Borrower Representative (including a customary standstill provision).

“Interest Payment Date”: (a) as to any ABR Loan or Canadian Prime Loan (other than, in each case, any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term Benchmark Loan denominated in Dollars having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan or Canadian Prime Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof, (e) as to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the final maturity date of such Loan and (f) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending (x) in the case of a Term Benchmark Loan denominated in Dollars or Euro, one, three or six months thereafter and (y) in the case of a Term Benchmark Loan denominated in Canadian Dollars, one or three months thereafter, in each case as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending (x) in the case of a Term Benchmark Loan denominated in Dollars or Euro, one, three or six (months thereafter and (y) in the case of a Term Benchmark Loan denominated in Canadian Dollars, one or three months thereafter, in each case as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the applicable Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in such borrowing request or interest election request.

“Investments”: as defined in Section 7.8.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: JPMorgan Chase Bank, N.A. and any other Revolving Lender approved by the Administrative Agent and the Borrower Representative that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“ITA”: the Income Tax Act (Canada).

“Junior Indebtedness”: as defined in Section 7.9.

“Latest Maturity Date”: at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including in respect of any Incremental Term Facility and including any Maturity Date that has been extended from time to time in accordance with this Agreement.

“L/C Commitment”: $30,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time; provided that in the case of Sections 2.6(a) and 3.1(a) when a Defaulting Lender shall exist, the L/C Exposure of any Revolving Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.23.

“L/C Obligations”: at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit issued by an Issuing Lender, the collective reference to all the Revolving Lenders other than the Issuing Lender with respect to such Letter of Credit.

“LCT Election”: as defined in Section 1.3.

“LCT Test Date”: as defined in Section 1.3.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender Participation Notice”: as defined in Section 2.27(c).

“Lender Presentation”: the Lender Presentation dated June 13, 2025 and furnished to the Lenders.

“Lender-Related Person” as defined in Section 8.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: any letter of credit or bank guaranty issued pursuant to this Agreement.

“Liabilities”: all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under a lease which is not a capital lease).

“Limited Condition Acquisition”: any acquisition by a Group Member that is permitted pursuant to this Agreement and whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Acquisition Agreement”: with respect to any Limited Condition Acquisition, the definitive acquisition documentation in respect thereof.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, any Extension Agreement, any Refinancing Facility Agreement, any Intercreditor Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments); provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by any Defaulting Lender.

“Margin Stock”: “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Group Members in excess of $15,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Group Members taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: any Disposition of property or series of related Dispositions of property under Section 7.5(r) that yields gross proceeds to the Borrower Parties in excess of $15,000,000.

“Material Group Member”: any Loan Party and any other Material Subsidiary.

“Material Intellectual Property”: any Intellectual Property that is material to the business or the continuing operations of Holdings and its Subsidiaries, taken as a whole.

“Material Subsidiary”: any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date”: the Term Maturity Date, the Incremental Term Maturity Date with respect to any Incremental Term Facility, the Revolving Termination Date, any extended maturity date with respect to all or a portion of any Facility of Loans or Commitments extended pursuant to an Extension Agreement or any maturity date with respect to any Facility of Loans or Commitments effected pursuant to a Refinancing Facility Agreement, as the context requires.

“Minimum Extension Condition”: as defined in Section 2.25(a).

“Multiemployer Plan”: any multiemployer plan, subject to Title IV of ERISA, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds”:

(a)            with respect to any Asset Sale or Recovery Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Recovery Event (including any cash or Cash Equivalents received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price receivable or otherwise, but only as and when so received and, with respect to any Recovery Event, any insurance proceeds or condemnation awards in respect of such Recovery Event actually received by or paid to or for the account of a Group Member) over (ii) the sum of, without duplication, (A) the principal amount, premium or penalty, if any of any Indebtedness that is secured by the applicable asset subject to such Asset Sale or Recovery Event and that is required to be repaid in connection with such Asset Sale or Recovery Event (other than the Loans and any Permitted Credit Agreement Refinancing Indebtedness), (B) customary fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by a Group Member in connection with such Asset Sale or Recovery Event, (C) Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available Tax credits or deductions and any tax sharing arrangements) and (D) in respect of any Asset Sale, any reasonable reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by a Group Member after such sale or other disposition thereof, including pension and other post employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale received on the date of such reduction; and

(b)            in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the excess, if any, of (i) the sum of cash and Cash Equivalents received from such issuance or incurrence over (ii) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.24(b).

“New Lender Supplement”: as defined in Section 2.24(b).

“Non-Canadian Subsidiary”: any Subsidiary of the Canadian Borrower that is not a Canadian Subsidiary.

“Non-Dutch Subsidiary”: any Subsidiary of the Dutch Borrower that is not a Dutch Subsidiary.

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Not Otherwise Applied”: in respect of any amount contemplated to be used pursuant to Section 7.6(c), Section 7.6(l), Section 7.8(x) or Section 7.9(a)(viii), such amount has not previously been (and is not currently being) applied to any other use or transaction under any such Section.

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, Specified Cash Management Agreements, Specified Bank Guarantees and Specified Bond Obligations, any affiliate of any Lender at the time such agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement, any Specified Bank Guarantees, any Specified Bond Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“Offered Loans”: as defined in Section 2.27(c).

“Offsetting Cash Amount”: as of any date of determination, the excess (if positive) of (x) the aggregate stated balance sheet amount of unrestricted cash and Cash Equivalents of the Group Members as of such date less (y) $20,000,000.

“Organization Documents”: (a) for any corporation, the certificate, memorandum or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement and any unanimous shareholders’ agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Capital Stock of a Person.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Secured Indebtedness”: at any time all Permitted First Priority Refinancing Indebtedness of any Borrower or any Loan Party then outstanding.

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“Payment”: as defined in Section 9.06(b).

“Payment Notice”: as defined in Section 9.06(b).

“PBGC”: the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan”: any Benefit Plan (but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Loan Party or any ERISA Affiliate or (ii) with respect to which any Loan Party or any ERISA Affiliate has any actual or contingent liability.

“Periodic Term CORRA Determination Day”: has the meaning assigned to such term in the definition of “Term CORRA”.

“Permits”: with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition”: the purchase or other acquisition by a Borrower Party of all or a majority of the Capital Stock of, or all or substantially all of the property of, any Person, or of any business, division, product line or business line of any Person; provided that with respect to each purchase or other acquisition (i) after giving effect thereto, the Group Members are in compliance with Section 7.15, (ii) immediately before and immediately after giving effect on a pro forma basis to any such purchase or other acquisition, no Event of Default under Section 8(a) or Section 8(f) shall have occurred and be continuing, (iii) any such newly created or acquired Subsidiary shall, to the extent required by Section 6.10, comply with the requirements of Section 6.10 and (iv) at the time of consummation of such Permitted Acquisition, (x) the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of consummation thereof, is in pro forma compliance with Section 7.1(a) and (y) the Consolidated Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis as of the date of consummation thereof is in pro forma compliance with Section 7.1(b).

“Permitted Credit Agreement Refinancing Indebtedness”: Indebtedness of any Loan Party in the form of term loans (other than, for the avoidance of doubt, Incremental Term Loans or other Term Loans under this Agreement) or bonds, debentures, notes or similar instruments (a) that is either (i) in the case of Indebtedness incurred by any Loan Party, secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Obligations of the Borrowers and is not secured by any Lien on any asset of the Group Members that does not also secure the Obligations of the Borrowers (any such Indebtedness described in this clause (i), “Permitted First Priority Refinancing Indebtedness”), (ii) in the case of Indebtedness incurred by any Loan Party, secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Obligations of the Borrowers and is not secured by any Lien on any asset of the Group Members that does not also secure the Obligations of the Borrowers (any such Indebtedness described in this clause (ii), “Permitted Junior Priority Refinancing Indebtedness”) or (iii) unsecured, (b) the Net Cash Proceeds of which, substantially concurrently with the incurrence thereof, are applied to the repayment or prepayment of then outstanding Term Loans of any Facility in an aggregate principal amount equal to the aggregate amount of such Permitted Credit Agreement Refinancing Indebtedness (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loans and any reasonable fees, premium and expenses relating to such refinancing), (c) that, to the extent (i) the Liens securing the Term Loans being prepaid by such Indebtedness were contractually subordinated to any Lien securing any of the Obligations, is not secured by any Lien that is not contractually subordinated to at least the same extent and (ii) the Term Loans being prepaid by any such Indebtedness were unsecured, is unsecured, (d) in the case of Indebtedness incurred by any Loan Party, that is not guaranteed by any Group Member other than the Loan Parties , (e) that matures no earlier than the Maturity Date in respect of the Term Loans being prepaid, and has a weighted average life to maturity not shorter than the remaining weighted average life to maturity of the Facility of Term Loans being prepaid, (f) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions as reasonably determined by the Borrower Representative (it being understood and agreed that any such Indebtedness in the form of bonds, debentures, notes or similar instruments shall not include any financial maintenance covenants and that applicable negative covenants shall be incurrence-based to the extent customary for similar Indebtedness) and, when taken as a whole (other than interest rates, rate floors, fees, call protection and optional prepayment or redemption terms), are not more favorable to the lenders or investors, as the case may be, providing such Indebtedness than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence of such Permitted Credit Agreement Refinancing Indebtedness) and (g) that, if secured (i) the security agreements relating to which are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (ii) the holders thereof or a trustee, collateral agent, security agent or similar Person, acting on behalf of the holders thereof, shall have become party to an Intercreditor Agreement.

“Permitted First Priority Refinancing Indebtedness”: as defined in the definition of “Permitted Credit Agreement Refinancing Indebtedness”.

“Permitted Junior Priority Refinancing Indebtedness”: as defined in the definition of “Permitted Credit Agreement Refinancing Indebtedness”.

“Permitted Refinancing Indebtedness”: in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews, refunds or refinances such Original Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest and premium thereon with respect to such Original Indebtedness plus reasonable fees and expenses reasonably incurred relating to such extension, renewal, refunding or refinancing and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to a Permitted Refinancing Indebtedness permitted pursuant to Section 7.2(e), the stated final maturity of such Permitted Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Permitted Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change, AHYDO payment or upon conversion or exchange in the case of convertible or exchangeable Indebtedness or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the maturity of such Original Indebtedness; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Permitted Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Permitted Refinancing Indebtedness shall be equal to or longer than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) such Permitted Refinancing Indebtedness shall not constitute an obligation (including pursuant to a guarantee) of any Group Member, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of ay Group Member only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Permitted Unsecured Indebtedness”: Indebtedness that (a) is unsecured (and does not benefit from any secured guarantees), (b) is incurred by a Loan Party (other than Holdings) and is not guaranteed by any Group Member other than the Loan Parties, (c) matures no earlier than 91 days after the Latest Maturity Date in effect at the time of incurrence thereof, (d) does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control or fundamental change, asset sale and customary acceleration rights after an event of default and AHYDO payments and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the date that is 91 days after the Latest Maturity Date in effect at the time of incurrence of such Indebtedness and (e) contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions as reasonably determined by the Borrower Representative (it being understood and agreed that any such Indebtedness in the form of bonds, debentures, notes or similar instruments shall not include any financial maintenance covenants and that applicable negative covenants shall be incurrence-based to the extent customary for similar Indebtedness) and, when taken as a whole (other than interest rates, rate floors, fees, call protection and optional prepayment or redemption terms), are not more favorable to the lenders or investors, as the case may be, providing such Indebtedness than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect at the time of incurrence of such Indebtedness).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PPSA”: the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, validity, opposability, enforcement, effect, perfection or priority of the Administrative Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction (including the Civil Code of Québec) for the purposes of the provisions hereof relating to such attachment, validity, opposability, enforcement, effect, perfection or priority and for the definitions related to such provisions.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prior Claims”: all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with the Administrative Agent’s security interests (or interests similar thereto under applicable law) against all or part of the Collateral of the Canadian Loan Parties, including for amounts owing for employee source deductions, wages, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations, Wage Earner Protection Program Act obligations and overdue rents.

“Pro Forma Basis”: with respect to the calculation of any test or covenant hereunder, such test or covenant being calculated after giving effect to (a) any Material Acquisition, (b) any Material Disposition, and (c) any assumption, incurrence, repayment or other Disposition of Indebtedness (all of the foregoing, “Applicable Transactions”) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold (to the extent available) and the consolidated financial statements of Holdings and its Subsidiaries, which shall be reformulated as if all Applicable Transactions during the Applicable Reference Period, or subsequent to the Applicable Reference Period and on or prior to the date of such calculation, had been consummated at the beginning of such period.

“Projections”: as defined in Section 6.2(b).

“Proposed Discounted Prepayment Amount”: as defined in Section 2.27(b).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider”: a Lender whose representatives may trade in securities of any Group Member while in possession of the financial statements provided by Holdings under the terms of this Agreement.

“QFC”: as the term “qualified financial contract” is defined in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.21.

“Qualified Acquisition”: any Permitted Acquisition in which the aggregate amount of Indebtedness incurred to finance such transaction, plus the amount of Indebtedness assumed in connection therewith, by the U.S. Borrower and its Subsidiaries is at least $50,000,000.

“Qualified Holding Company Debt”: unsecured Indebtedness of Holdings that (a) does not benefit from any Guarantee Obligation of any Subsidiary, (b) will not mature prior to the date that is six months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (c) has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary prepayments in connection with a change of control or AHYDO), (d) does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the date that is six months after the Latest Maturity Date in effect on the date of such issuance or incurrence, (e) that has covenant, default and remedy provisions that are no more restrictive (taken as a whole) to Holdings than those set forth in this Agreement and (f) is subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent.

“Qualifying Lenders”: as defined in Section 2.27(d).

“Qualifying Loans”: as defined in Section 2.27(d).

“Quebec Security Documents”: a deed of hypothec executed by any Loan Party from time to time, and any other related documents, bonds, debentures or pledge agreements required to perfect a Lien in favor of the Administrative Agent in the Province of Quebec, if applicable.

“Real Estate”: any real property owned, leased, subleased or otherwise operated or occupied by any Group Member.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Period”: as defined in the definition of “Consolidated EBITDA”.

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the Term CORRA Rate, 1:00 p.m. Toronto local time on the date that is two Business Days preceding the date of such setting, (3) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (4) if the RFR for such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting, (5) if the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting or (6) if such Benchmark is none of the Term SOFR Rate, the Term CORRA Rate, the EURIBOR Rate, the Daily Simple SOFR or the Daily Simple CORRA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Commitment”: a Refinancing Revolving Commitment or a Refinancing Term Loan Commitment.

“Refinancing Facility Agreement”: a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the U.S. Borrower, each of the Canadian Borrower and the Dutch Borrower (in the case of Refinancing Commitments that refinance Revolving Loans), the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.26.

“Refinancing Lenders”: the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Loans”: the Refinancing Revolving Loans and the Refinancing Term Loans.

“Refinancing Revolving Commitments” as defined in Section 2.26(a).

“Refinancing Revolving Lender”: as defined in Section 2.26(a).

“Refinancing Revolving Loans”: as defined in Section 2.26(a).

“Refinancing Term Lender”: as defined in Section 2.26(a).

“Refinancing Term Loan”: as defined in Section 2.26(a).

“Refinancing Term Loan Commitments”: as defined in Section 2.26(a).

“Refunded Swingline Loans”: as defined in Section 2.7(c).

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: with respect to any Borrower, the obligation of such Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the U.S. Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer of the U.S. Borrower stating that no Event of Default has occurred and is continuing and that the U.S. Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the business of the Borrower Parties.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event and (b) the date on which the U.S. Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the business of the Borrower Parties with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Releases”: any actual or threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any borrowing of Term Benchmark Loans denominated in Dollars, the Term SOFR Rate, (ii) with respect to any borrowing of Term Benchmark Loans denominated in Canadian Dollars, the Adjusted Term CORRA Rate, (iii) with respect to any Term Benchmark Loans denominated in Euro, the Adjusted EURIBOR Rate and (iv) with respect to any borrowing of RFR Loans, the Adjusted Daily Simple RFR.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Title IV Plan, other than those events as to which notice is waived pursuant to regulations promulgated under Section 4043 of ERISA as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Lenders”: at any time after the Restatement Effective Date, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude any Commitments or Loans held by any Defaulting Lender.

“Requirement of Law”: as to any Person, any law (including common law), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 2.28(a).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: with respect to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event (other than with respect to Section 6.7), with respect to financial matters, the chief financial officer of such Person.

“Restatement Effective Date”: the date on which the conditions specified in Section 5.1 have been satisfied, which date is July 24, 2025.

“Restricted Debt Payments”: as defined in Section 7.9(a).

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments on the Restatement Effective Date is $115,000,000.

“Revolving Commitment Period”: the period from and including the Restatement Effective Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, when a Defaulting Lender shall exist (i) in the case of Section 2.23, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment and (ii) in the case of the defined term “Revolving Extensions of Credit” (other than as used in Section 2.23(c)) and Section 2.4(a), Revolving Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.23(c).

“Revolving Termination Date”: July 24, 2030; provided that, if such date is not a Business Day, the Revolving Termination Date shall be the immediately preceding Business Day.

“RFR”: for any RFR Loan denominated in (a) Dollars, Daily Simple SOFR and (b) Canadian Dollars, Daily Simple CORRA.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day”: for any Loan denominated in (a) Dollars, a U.S. Government Securities Business Day and (b) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of the Restatement Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the government of Canada, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the government of Canada, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Screen Rate”: the Term SOFR Reference Rate or Term CORRA, as applicable.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the “Secured Parties” as defined in the U.S. Guarantee and Collateral Agreement, the “Secured Parties” as defined in the Canadian Guarantee and Collateral Agreement and the Administrative Agent, as “Pledgee” as defined in the Dutch Collateral Documents.

“Security Documents”: the collective reference to the U.S. Guarantee and Collateral Agreement, the Canadian Collateral Documents, the Dutch Collateral Documents and all other security documents previously delivered in connection therewith or hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day”: has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Acquisition Agreement Representations”: with respect to any contemplated acquisition, such of the representations made by the proposed target of such acquisition in the documentation governing the acquisition (the “Subject Acquisition Agreement”) as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the obligations of Holdings (or an Affiliate thereof) to close under the Subject Acquisition Agreement or Holdings (or an Affiliate thereof) has the right to terminate its obligations under the Subject Acquisition Agreement, or to decline to consummate such acquisition, as a result of a breach of such representations in the Subject Acquisition Agreement.

“Specified Bank Guarantee”: any bank guarantee between any Borrower Party and any Lender or affiliate thereof.

“Specified Bond Obligations”: any bid bond, performance bond or warranty bond between any Borrower Party and any Lender or affiliate thereof.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card, merchant processing services, deposit account temporary overdraft protection services solely for cash management purposes or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the U.S. Borrower or any Subsidiary and any Lender or affiliate thereof.

“Specified Event of Default”: an Event of Default under Section 8(a) (other than a Loan Party’s failure to reimburse the costs and expenses of the Administrative Agent or any Lender as required by this Agreement that are the subject of a bona fide dispute), Section 8(c) (as a result of a failure to perform or comply with Section 6.7(a) ,Section 7.1 or Section 7.6), Section 8(d) (as a result of a failure to comply with Section 6.1 or Section 6.2(a)), Section 8(f), Section 8(i) or Section 8(k).

“Specified Representations”: the representations of the Loan Parties set forth in Section 4.3(a), 4.4(a) (solely with respect to the entering into and performance of the Loan Documents), 4.4(b) (solely with respect to the entering into and performance of the Loan Documents), 4.4(d) (solely with respect to the entering into and performance of the Loan Documents), 4.4(e) (solely with respect to the entering into and performance of the Loan Documents), 4.5(a) (solely with respect to organizational documents (immediately after giving effect to the applicable acquisition)), 4.11, 4.14, 4.19, 4.20 (immediately after giving effect to the applicable acquisition and extensions of credit under the Loan Documents) and 4.23.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the U.S. Borrower or any Subsidiary and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Acquisition Agreement”: as defined in the definition of “Specified Acquisition Agreement Representations”.

“Subordinated Indebtedness”: any Indebtedness of any Group Member that is expressly subordinate in right of payment to the Obligations (or any portion thereof).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors”: the collective reference to the U.S. Subsidiary Guarantors, the Canadian Subsidiary Guarantors and the Dutch Subsidiary Guarantors.

“Supported QFC”: as defined in Section 10.21.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Group Member shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $15,000,000.

“Swingline Exposure”: at any time, the Dollar Equivalent of the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans); provided that in the case of Sections 2.4(a), 2.6(a) and 3.1(a) when a Defaulting Lender shall exist, the Swingline Exposure of any Revolving Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.23.

“Swingline Lender”: JPMorgan Chase Bank, N.A. and any of its affiliates, each in its capacity as a lender of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(d).

“Syndication Agent”: The Toronto-Dominion Bank.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Commitments”: as to any Lender, the obligation of such Lender, if any, to make a Term A Loan to the U.S. Borrower in a principal amount not to exceed the amount set forth under the heading “Term A Commitment” opposite such Lender’s name on Schedule 1.1. The aggregate amount of the Term A Commitments on the Restatement Effective Date is $125,000,000.

“Term A Facility”: as defined in the definition of “Facility”.

“Term A Lender”: each Lender that has a Term A Commitment or that holds a Term A Loan.

“Term A Loans”: as defined in Section 2.1(a).

“Term A Percentage”: as to any Term A Lender at any time, the percentage which such Lender’s Term A Commitment then constitutes of the aggregate Term A Commitments (or, at any time after the Restatement Effective Date, the percentage which the aggregate principal amount of such Lender’s Term A Loans then outstanding constitutes of the aggregate principal amount of the Term A Loans then outstanding).

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate (other than pursuant to clause (c) of the definition of “ABR”), the Adjusted Term CORRA Rate or the Adjusted EURIBOR Rate.

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term CORRA”: for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator”: Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Notice”: a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event”: the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.16(c) that is not Term CORRA.

“Term CORRA Reference Rate”: the forward-looking term rate based on CORRA.

“Term Lenders”: the collective reference to the Term A Lenders and the Incremental Term Lenders.

“Term Loan”: the collective reference to the Term A Loans and any Incremental Term Loans incurred by the Borrowers.

“Term Maturity Date”: July 24, 2030; provided that, if such date is not a Business Day, the Term Maturity Date shall be the immediately preceding Business Day.

“Term SOFR Determination Day”: has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Title IV Plan”: a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Expenses”: all premiums, fees, costs and expenses incurred or payable by or on behalf of any Group Member in connection with the Transactions, including the funding of any original issue discount, upfront fees and legal expenses.

“Transactions”: collectively, (a) the negotiation, execution and delivery of the Loan Documents and the extension of credit thereunder on the Restatement Effective Date, (b) the consummation of any other transactions in connection with the foregoing and (c) the payment of Transaction Expenses.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan, a Canadian Prime Loan, a Term Benchmark Loan or an RFR Loan.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures”:  with respect to any Person and for any period, Capital Expenditures made by such Person during such period and not financed from the proceeds of Indebtedness (other than Revolving Loans or Swingline Loans), any issuance or sale of Capital Stock, or the Net Cash Proceeds of Recovery Events or Asset Sales.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York, or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States”: the United States of America.

“U.S. Borrower”: as defined in the preamble hereto.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guarantors”: the collective reference to Holdings and the U.S. Subsidiary Guarantors.

“U.S. Loan Parties”: the collective reference to Holdings, the U.S. Borrower and the U.S. Subsidiary Guarantors.

“U.S. Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement dated as of the Restatement Effective Date executed and delivered by Holdings, the U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Person”: for purposes of Sections 4.26 and 6.12 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Subsidiary Guarantor”: each Wholly Owned Domestic Subsidiary of the U.S. Borrower (other than any Excluded Domestic Subsidiary), whether existing on the Restatement Effective Date or established, created or acquired after the Restatement Effective Date, in each case unless and until such time as the applicable Wholly Owned Domestic Subsidiary is released from all of its obligations under the Security Documents to which it is a party in accordance with the terms and provisions hereof and thereof.

“U.S. Tax Compliance Certificate”: as defined in Section 2.19(f)(ii)(B).

“Wholly Owned Canadian Subsidiary”: any Canadian Subsidiary that is a Wholly Owned Subsidiary of the Canadian Borrower.

“Wholly Owned Domestic Subsidiary”: any Domestic Subsidiary that is a Wholly Owned Subsidiary of the U.S. Borrower.

“Wholly Owned Dutch Subsidiary”: any Dutch Subsidiary that is a Wholly Owned Subsidiary of the Dutch Borrower.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals to the extent required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.           Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)            As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)            The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including pro forma compliance with a Consolidated Leverage Ratio test or a Consolidated Secured Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(f)             Notwithstanding anything to the contrary herein, in connection with any Indebtedness incurrence test for which the Borrower is required to calculate the Consolidated Leverage Ratio or the Consolidated Secured Leverage Ratio, the net cash proceeds of such Indebtedness shall not be included in the Offsetting Cash Amount for such calculation.

1.3.           Limited Condition Acquisitions. For purposes of (i) determining compliance with any provision of this Agreement or any other Loan Document which requires the calculation of the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio (other than, in each case, for purposes of Section 7.1), (ii) determining compliance with representations, warranties, Defaults or Events of Default (other than in connection with the making of any Revolving Loan or Swingline Loan or the issuance of any Letter of Credit) or (iii) testing availability under baskets set forth in this Agreement or any other Loan Document, in each case, in connection with a Limited Condition Acquisition, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination of whether any such action is permitted under this Agreement and the other Loan Documents shall be deemed to be the date the Limited Condition Acquisition Agreement is entered into (the “LCT Test Date”), and if, after giving effect on a pro forma basis to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the four most recently ended consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 6.1, the applicable Group Member could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, ratio or basket, such representation, warranty, ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in Consolidated EBITDA) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower Representative has made an LCT Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of ratios or baskets (other than for purposes of Section 7.1) on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the applicable Limited Condition Acquisition Agreement is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that the Consolidated EBITDA of the target of such Limited Condition Acquisition shall not be included in any such calculation for any purposes other than (x) the incurrence test under Section 7.2 under which any Indebtedness in respect of such Limited Condition Acquisition is being incurred and (y) the incurrence test under Section 7.8 under which such Limited Condition Acquisition is being made, in each case until the date on which such Limited Condition Acquisition is consummated.

1.4.           Currency Fluctuations. For purposes of any determination under Section 7.2, 7.3, 7.6, 7.8 and 7.9, all amounts incurred, outstanding, paid or proposed to be incurred, outstanding or paid in currencies other than Dollars shall be translated into the Dollar Equivalent thereof at the Exchange Rate in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in such Sections being exceeded solely as a result of changes in the Exchange Rate from those rates applicable at the time or times Indebtedness, Liens, Restricted Payments, Investments or Restricted Debt Payments were initially consummated in reliance on the exceptions under such Sections; provided further that if any Indebtedness that is Permitted Refinancing Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction in Sections 7.2 or (with respect to secured Indebtedness) 7.3 to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

1.5.           Québec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” , “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, financing statements, registering or recording under the Uniform Commercial Code or the PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatory or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies”, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tout les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.6.           Dutch Terms. In this Agreement, where it relates to a Dutch Loan Party, a reference to:

(a)            an administrative receiver includes a curator;

(b)            an administrator includes a bewindvoerder, a herstructureringsdeskundige or an observator;

(c)            an attachment includes a beslag;

(d)            gross negligence means grove schuld;

(e)            a moratorium includes surséance van betaling and a moratorium declared includes surséance verleend;

(f)             a necessary action to authorise where applicable, includes without limitation:

(i)             any action required to comply with the Act on the works councils (Wet op de ondernemingsraden); and

(ii)            obtaining an unconditional positive or neutral advice (advies) from the competent works council(s);

(g)            a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(h)            any step or procedure taken in connection with an insolvency proceeding includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(i)             wilful misconduct means opzet; and

(j)             a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden).

1.7.           Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or an Agreed Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Sections 2.16(b) provides the mechanism for determining an alternative rate of interest. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2
AMOUNT AND TERMS OF COMMITMENTS

2.1.           Term A Commitments. Subject to the terms and conditions hereof, each Term A Lender severally agrees to make a term loan (a “Term A Loan”) to the U.S. Borrower on the Restatement Effective Date in Dollars in an amount not to exceed the amount of the Term A Commitment of such Lender. The Term A Loans may from time to time be Term Benchmark Loans or ABR Loans or (subject to Section 2.16) RFR Loans, as determined by the U.S. Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2.           Procedure for Term Loan Borrowing. The U.S. Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time), (i) three Business Days (or, in the case of the initial borrowing on the Restatement Effective Date, prior to 12:00 Noon, New York City time, one Business Day) prior to the requested Borrowing Date, in the case of Term Benchmark Loans and (ii) the date of the proposed Borrowing Date, in the case of ABR Loans requesting that the Term A Lenders make the Term A Loans on the Restatement Effective Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term A Lender thereof. Not later than 12:00 Noon, New York City time, on the Restatement Effective Date each Term A Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term A Loan or Term A Loans to be made by such Lender. The Administrative Agent shall credit the account of the U.S. Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term A Lenders in immediately available funds.

2.3.           Repayment of Term Loans. (a) The U.S. Borrower shall repay the Term A Loans on the last day of each March, June, September and December, beginning with December 31, 2025 and ending with the last such day to occur prior to the Term Maturity Date, in an aggregate principal amount for each such date (as such amount shall be adjusted pursuant to Section 2.17(b)) equal to the percentage of the original principal amount of all Term A Loans set forth below opposite such quarterly payment date.

Installment Dates	Principal Amount
December 31, 2025 – September 30, 2026	1.250%
December 31, 2026 – June 30, 2030	1.875%

(b)            The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made (as such installments shall be adjusted pursuant to Section 2.17(b)).

(c)            To the extent not previously paid, (i) all Term A Loans shall be due and payable on the Term Maturity Date and (ii) all Incremental Term Loans shall be due and payable on the Incremental Term Maturity Date in respect thereof.

(d)            Notwithstanding anything herein to the contrary and for the avoidance of doubt, each Borrower shall be severally liable to the Lenders for all Term Loans made to such Borrower, together with all interest, costs, fees, expenses, taxes, and indemnities related to such Term Loans. No Borrower shall be liable to Lenders for such Obligations of any other Borrower with respect to the Term Loans made to such other Borrower except to the extent Guaranteed by such Borrower under the Security Documents.

2.4.           Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to (x) the U.S. Borrower in Dollars, (y) the Canadian Borrower in Canadian Dollars and (z) the Dutch Borrower in Euro, in each case from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, (i) when the Dollar Equivalent thereof is added (after giving effect to any application of proceeds of such Revolving Loans pursuant to Section 2.6) to the sum of (A) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (B) such Lender’s Swingline Exposure then outstanding, does not exceed the amount of such Lender’s Revolving Commitment (ii) would not cause the Total Revolving Extensions of Credit denominated in Euro to exceed the Euro Sublimit. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans denominated in Dollars may from time to time be Term Benchmark Loans, ABR Loans or (subject to Section 2.16) RFR Loans and the Revolving Loans denominated in Canadian Dollars may from time to time be Term Benchmark Loans, Canadian Prime Loans or (subject to Section 2.16) RFR Loans, in each case, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12. The Revolving Loans denominated in Euros shall be Term Benchmark Loans, except as otherwise provided in Section 2.16(a) or 2.16(f), as applicable.

(b)            Each Borrower shall repay all of its outstanding Revolving Loans on the Revolving Termination Date.

(c)            Notwithstanding anything herein to the contrary and for the avoidance of doubt, each Borrower shall be severally liable to the Lenders for all Revolving Extensions of Credit made to, or on behalf of, such Borrower, together with all interest, costs, fees, expenses, taxes, indemnities and cash collateral obligations related to such Revolving Extensions of Credit. No Borrower shall be liable to Lenders for such Obligations of any other Borrower with respect to the Revolving Facility except to the extent Guaranteed by such Borrower under the Security Documents.

2.5.           Procedure for Revolving Loan Borrowing. (a) Each Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent, (1) for borrowings in Dollars by the U.S. Borrower (x) prior to 11:00 A.M., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans or (y) prior to 11:00 A.M., New York City time on the date of the requested Borrowing Date, in the case of ABR Loans, (2) for borrowings in Canadian Dollars by the Canadian Borrower (x) prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans or (y) prior to 11:00 A.M., New York City time, on the date of the requested Borrowing Date, in the case of Canadian Prime Loans and (3) for Term Benchmark borrowings in Euro by the Dutch Borrower, prior to 11:00 A.M., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, in each case, specifying (i) the applicable Borrower, (ii) the amount and Type of Revolving Loans to be borrowed, (iii) the currency of the Loans to be borrowed, (iv) the requested Borrowing Date and (v) in the case of Term Benchmark Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each such borrowing request shall be irrevocable and shall be signed by a Responsible Officer of the applicable Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each borrowing under the Revolving Commitments shall be in an amount equal to (1) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount), (2) in the case of Term Benchmark Loans denominated in Dollars, $1,000,000 or a whole multiple of $250,000 in excess thereof; (3) in the case of Term Benchmark Loans denominated in Euro, €1,000,000 or a whole multiple of €250,000 in excess thereof; (4) in the case of Canadian Prime Loans, C$500,000 or a whole multiple of C$100,000 in excess thereof and (5) in the case of Term Benchmark Loans denominated in Canadian Dollars, C$1,000,000 or a whole multiple of C$250,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrowers, borrowings under the Revolving Commitments that are ABR Loans or Canadian Prime Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the applicable Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the applicable Borrower solely by wire transfer of immediately available funds. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the funds so received in the aforesaid account of the Administrative Agent to the account of the applicable Borrower on the books of such office or as otherwise directed in writing by the applicable Borrower; provided that ABR Revolving Loans made to finance payments required by Section 3.5 shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(b)            Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.16, 2.18, 2.19 and 2.20 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement; provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.19 in respect of any U.S. federal withholding tax with respect to any such Loan than that to which the applicable Lender would be entitled on the date on which such Loan was made had such applicable Lender funded such Loan on such date (except in connection with any indemnification entitlement arising as a result of any change in any Requirement of Law after the date on which such Loan was made).

Notwithstanding the foregoing, in no event shall a Borrower be permitted to request pursuant to this Section 2.5, a CBR Loan (it being understood and agreed that a Central Bank Rate shall only apply to the extent provided in Sections 2.16(a) and 2.16(f)), as applicable.

2.6.           Swingline Commitment. (a) Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, the Swingline Lender may, in its sole discretion, make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments by making swing line loans (“Swingline Loans”) to the U.S. Borrower in Dollars or to the Canadian Borrower in Canadian Dollars; provided that (i) the sum of (x) the Swingline Exposure of the Swingline Lender (in its capacity as the Swingline Lender and a Revolving Lender), (y) the aggregate principal amount of the Dollar Equivalent of the outstanding Revolving Loans made by the Swingline Lender (in its capacity as a Revolving Lender) and (z) the L/C Exposure of the Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect, (ii) the sum of the Dollar Equivalent of the outstanding Swingline Loans shall not exceed the Swingline Commitment and (iii) the Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans denominated in Dollars shall be ABR Loans only. Swingline Loans denominated in Canadian Dollars shall be Canadian Prime Loans only.

(b)            Each Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to it on the earlier of the Revolving Termination Date and five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed by any Borrower, such Borrower shall repay all of its Swingline Loans then outstanding and the proceeds of any such Revolving Loans shall be applied by the Administrative Agent to repay any Swingline Loans of such Borrower outstanding.

2.7.           Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever a Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender and the Administrative Agent irrevocable written notice to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) (which notice must be received by the Swingline Lender and the Administrative Agent not later than (x) in the case of Swingline Loans denominated in Dollars, 1:00 P.M., New York City time, on the proposed Borrowing Date and (y) in the case of Swingline Loans denominated in Canadian Dollars, 11:00 A.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed, (ii) the currency of the Swingline Loan to be borrowed and (iii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to (x) in the case of Swingline Loans to be made in Dollars, $100,000 or a whole multiple thereof and (y) in the case of Swingline Loans to be made in Canadian Dollars, C$100,000 or a whole multiple thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall, in its sole discretion, make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loans available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of the applicable Borrower with the Administrative Agent (or as otherwise directed in writing by the applicable Borrower) on such Borrowing Date in immediately available funds.

(b)            [Reserved].

(c)            The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the applicable Borrower (and each Borrower hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, (i) a Revolving Loan in Dollars to the U.S. Borrower, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans denominated in Dollars outstanding on the date of such notice and (ii) Revolving Loans in Canadian Dollars to the Canadian Borrower, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans denominated in Canadian Dollars outstanding on the date of such notice (the Swingline Loans outstanding on the date of such notice, the “Refunded Swingline Loans”), to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(d)            If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(c), one of the events described in Section 8(f) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(c), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(c), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”), without duplication, (i) in Dollars equal to (x) such Revolving Lender’s Revolving Percentage times (y) the sum of the aggregate principal amount of Swingline Loans denominated in Dollars of the Swingline Lender then outstanding that were to have been repaid with such Revolving Loans and (ii) in Canadian Dollars equal to (x) such Revolving Lender’s Revolving Percentage times (y) the sum of the aggregate principal amount of Swingline Loans denominated in Canadian Dollars of the Swingline Lender then outstanding that were to have been repaid with such Revolving Loans .

(e)            Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its ratable portion of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(f)             Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(c) and to purchase participating interests pursuant to Section 2.7(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swingline Lender, a Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of a Borrower, (iv) any breach of this Agreement or any other Loan Document by a Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g)            The Swingline Lender may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.14(b). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(h)            Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as the Swingline Lender at any time upon 30 days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.7(g).

2.8.            Commitment Fees, etc. (a) The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including Restatement Effective Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Restatement Effective Date.

(b)            The U.S. Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.9.           Termination or Reduction of Revolving Commitments. The Borrower Representative shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to the Dollar Equivalent of any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, a notice to terminate the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change of Control, in either case, which such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.10.         Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice (except as otherwise provided herein) delivered to the Administrative Agent no later than 11:00 A.M., New York City time, (a) three U.S. Government Securities Business Days prior thereto, in the case of Term Benchmark Loans denominated in Dollars, (b) three Business Days prior thereto, in the case of Term Benchmark Loans denominated in Canadian Dollars or Euro, (c) five RFR Business Days prior thereto, in the case of RFR Loans and (d) no later than 12:00 Noon, New York City time, on the date of such prepayment, in the case of ABR Loans or Canadian Prime Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, ABR Loans, RFR Loans or Canadian Prime Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto or any RFR Loan is prepaid on any day other than the Interest Payment Date applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.20; provided, further, that such notice to prepay the Loans delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change of Control, in either case, which such notice may be revoked by such Borrower (by further notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a termination notice shall not affect a Borrower’s obligation to indemnify any Lender in accordance with Section 2.20 for any loss or expense sustained or incurred as a consequence thereof. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans or Canadian Prime Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000, C$1,000,000 or €1,000,000, as applicable, or a whole multiple of $100,000, C$100,000 or €100,000, as applicable, in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or C$100,000, as applicable, or a whole multiple thereof. The application of any prepayment pursuant to this Section 2.10 shall be in accordance with Section 2.17(b).

2.11.         Mandatory Prepayments and Commitment Reductions. (a) If any Capital Stock or Indebtedness shall be issued or incurred by Holdings and its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(e).

(b)            If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.11(e); provided, that, notwithstanding the foregoing, (i) no such prepayment shall be required if the aggregate Net Cash Proceeds received in any fiscal year from Asset Sales and Recovery Events is less than $10,000,000 (and any prepayment shall only be with respect to Net Cash Proceeds in excess of $10,000,000 in such fiscal year), (ii) the Borrowers may use a portion of such Net Cash Proceeds to prepay or repurchase Other First Lien Secured Indebtedness to the extent any applicable credit agreement, indenture or other agreement governing such Other First Lien Secured Indebtedness so requires, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such Other First Lien Secured Indebtedness and the denominator of which is the sum of the outstanding principal amount of such Other U.S. First Lien Secured Indebtedness and the outstanding principal amount of Term Loans (provided that, in the event that any Borrower makes an offer to the holders of such Other First Lien Secured Indebtedness to prepay or purchase such Other First Lien Secured Indebtedness in an amount permitted under this Section 2.11(b), to the extent that such offer is declined by holders of such Other First Lien Secured Indebtedness (the declined amount, the “Declined Amount”), the Borrowers shall be required to prepay Term Loans in an amount equal to such Declined Amount as if the Declined Amount were Net Cash Proceeds received on the final date by which such declining holders were required to give notice of their Declined Amount) and (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.11(e).

(c)            [reserved]

(d)            In the event that the sum of the Total Revolving Extensions of Credit exceeds the Total Revolving Commitments or the portion of such Total Revolving Extensions of Credit denominated in Euro exceeds the Euro Sublimit, the Borrowers shall, within one Business Day, prepay Revolving Loans and/or Swingline Loans (or, if no such Loans are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 8) in an aggregate amount equal to such excess.

(e)            The application of any prepayment pursuant to Section 2.11 shall be made in accordance with Section 2.17(b). The application of any prepayment of Term Loans pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Term Benchmark Loans (or, if applicable, RFR Loans). Each prepayment of the Loans under Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f)             Notwithstanding any other provisions of Section 2.11, to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary or the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the U.S. Borrower (the U.S. Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation) or if the U.S. Borrower has determined in good faith that repatriation of any such amount to the U.S. Borrower would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount (the U.S. Borrower hereby agreeing to use commercially reasonable efforts to repatriate such cash in a manner that would not result in material adverse tax consequences), the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the U.S. Borrower, or the U.S. Borrower believes in good faith that such material adverse tax consequences would result, and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law or the U.S. Borrower determines in faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to Section 2.11; provided that no such prepayment of the Term Loans pursuant to Section 2.11 shall be required in the case of any such Net Cash Proceeds the repatriation of which the U.S. Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice, the U.S. Borrower applies an amount equal to the amount of such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the U.S. Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary).

(g)            Notwithstanding anything to the contrary contained in this Section 2.11, if any Term Lender shall notify the Administrative Agent (i) on the date of such prepayment, with respect to any prepayment under Section 2.11(a) or (b) or (ii) at least one Business Day prior to the date of any prepayment under Section 2.11(c) that it wishes to decline its share of such prepayment, such share may be retained by the applicable Borrower.

2.12.         Conversion and Continuation Options. (a) (i) the U.S. Borrower may elect from time to time to convert Term Benchmark Loans denominated in Dollars to ABR Loans and (ii) the Canadian Borrower may elect from time to time to convert Term Benchmark Loans denominated in Canadian Dollars to Canadian Prime Loans, in each case, by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. Additionally, (i) the U.S. Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans denominated in Dollars and (ii)  the Canadian Borrower may elect from time to time to convert Canadian Prime Loans to Term Benchmark Loans denominated in Canadian Dollars, in each case by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that (i) no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan and (ii) no Canadian Prime Loan under a particular Facility may be converted into a Term Benchmark Loan, in each case when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Each such interest election request shall be signed by a Responsible Officer of the applicable Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)            Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations (and the Administrative Agent shall notify the Borrower Representative within a reasonable amount of time of any such determination) or (ii) if an Event of Default specified in clause (i) or (ii) of Section 8(f) with respect to a Borrower is in existence, and provided, further, that if a Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically continued as Term Benchmark Loans having an Interest Period of one month in duration or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans (in the case of Term Benchmark Loans denominated in Dollars) or Canadian Prime Loans (in the case of Term Benchmark Loans denominated in Canadian Dollars) on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13.         Limitations on Term Benchmark Tranches . Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to (i) in the case of Term Benchmark Loans denominated in Dollars, $1,000,000 or a whole multiple of $250,000 in excess thereof, (ii) in the case of Term Benchmark Loans denominated in Canadian Dollars, C$1,000,000 or a whole multiple of C$250,000 in excess thereof and (iii) in the case of Term Benchmark Loans denominated in Euro, €1,000,000 or a whole multiple of €250,000 in excess thereof and (b) no more than ten (10) Term Benchmark Tranches shall be outstanding at any one time.

2.14.         Interest Rates and Payment Dates. (a) Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) in the case of Term Benchmark Loans denominated in Dollars, the Term SOFR Rate, (ii) in the case of Term Benchmark Loans denominated in Canadian Dollars, the Adjusted Term CORRA Rate, and (iii) in the case of Term Benchmark Loans denominated in Euro, the Adjusted EURIBOR Rate, in each case, determined for such day plus the Applicable Margin.

(b)            Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin. Each Canadian Prime Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin. Each RFR Loan shall bear interest at a rate per annum equal to Adjusted Daily Simple RFR plus the Applicable Margin.

(c)            (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)            Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15.        Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and Canadian Prime Loans and (ii) Term Benchmark Loans the rate of interest on which is calculated on the basis of Term CORRA, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. For purposes of the Interest Act (Canada), the yearly rate of interest to which any rate or fee is specified to be computed on the basis of 360 days (or any other period of time less than a calendar year) is equivalent to the stated rate multiplied by the actual number of days in the year and divided by 360 or such other period of time, respectively. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of each determination of the Term SOFR Rate, each determination of the Adjusted Term CORRA Rate, each determination of the Adjusted EURIBOR Rate and subject to Section 2.16, each determination of an Adjusted Daily Simple RFR. Any change in the interest rate on a Loan resulting from a change in the ABR, an Adjusted Daily Simple RFR, the Term SOFR Rate, the Adjusted EURIBOR Rate, the Canadian Prime Rate or Adjusted Term CORRA Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative, deliver to the Borrower Representative a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16.         Inability to Determine Interest Rate; Illegality. (a) Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.16, if:

(i)             the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a borrowing of Term Benchmark Loans, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate or the Term CORRA Rate (including because the applicable Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii)            the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a borrowing of Term Benchmark Loans, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate or the Term CORRA Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loan (or its Loans) included in such borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower Representative and the relevant Lenders as soon as practicable thereafter and until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new interest election request or a new borrowing request, (A) for Loans denominated in Dollars, any interest election request that requests the conversion of any borrowing to, or continuation of any borrowing, as a Term Benchmark Loan and any borrowing request that requests a Term Benchmark Loan shall instead be deemed to be an interest election request or a borrowing request, as applicable for (x) an RFR Loan so long as Adjusted Daily Simple RFR for Dollar borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Borrowing if Adjusted Daily Simple RFR for Dollar borrowings is also the subject of Section 2.16(a)(i) or (ii) above and (B) for Loans denominated in Canadian Dollars, any interest election request that requests the conversion of any borrowing to, or continuation of any borrowing, as a Term Benchmark Loan and any borrowing request that requests a Term Benchmark Loan shall instead be deemed to be an interest election request or a borrowing request, as applicable for (x) an RFR Loan so long as Adjusted Daily Simple RFR for Canadian Dollar borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (y) a borrowing of Canadian Prime Loans if Adjusted Daily Simple RFR for Canadian Dollar borrowings is also the subject of Section 2.16(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Loan, then all other Types of Loans shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower Representative’s receipt of the notice referred to this Section 2.16(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new interest election request or a new borrowing request, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan denominated in Dollars so long as the applicable Adjusted Daily Simple RFR for Dollar borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Loan if Adjusted Daily Simple RFR for Dollar borrowings also is the subject of Section 2.16(a)(i) or (ii) above, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan, (B) for Loans denominated in Canadian Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan denominated in Canadian Dollars so long as the Adjusted Daily Simple RFR for Canadian Dollar borrowings is not also the subject of Section 2.16(a)(i) or (ii) above or (y) a Canadian Prime Loan if the Adjusted Daily Simple RFR for Canadian Dollar borrowings also is the subject of Section 2.16(a)(i) or (ii) above, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Loan and (C) for Loans denominated in Euro, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Euro cannot be determined, any outstanding affected Term Benchmark Loans denominated in Euro shall, at the Borrower Representative’s election prior to such day: (x) be prepaid by the applicable Borrower on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in Euro shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.16), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower Representative a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(d)            The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, the EURIBOR Rate or the Term CORRA Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)             Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, each Borrower may revoke any request for (i) a Term Benchmark Loan borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Loan borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either the applicable Borrower will be deemed to have converted any request for (1) a borrowing of Term Benchmark Loans or RFR Loans, as applicable, denominated in Dollars into a request for a borrowing of or conversion to (A) an RFR Loan denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar borrowings is not the subject of a Benchmark Transition Event or (B) a borrowing of ABR Loans if the Adjusted Daily Simple RFR for Dollar borrowings is the subject of a Benchmark Transition Event or (2) a borrowing of Term Benchmark Loans or RFR Loans, as applicable, denominated in Canadian Dollars into a request for a borrowing of or conversion to (A) an RFR Loan denominated in Canadian Dollars so long as the Adjusted Daily Simple RFR for Canadian Dollar borrowings is not the subject of a Benchmark Transition Event or (B) a borrowing of Canadian Prime Loans if the Adjusted Daily Simple RFR for Canadian Dollar borrowings is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.16, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan denominated in Dollars so long as the applicable Adjusted Daily Simple RFR for Dollar borrowing is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar borrowings is the subject of a Benchmark Transition Event on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan, (B) for Loans denominated in Canadian Dollars, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute (x) an RFR Loan denominated in Canadian Dollars so long as the applicable Adjusted Daily Simple RFR for Canadian Dollar borrowings is not the subject of a Benchmark Transition Event or (y) a Canadian Prime Loan if the Adjusted Daily Simple RFR for Canadian Dollar borrowings is the subject of a Benchmark Transition Event on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Loan and (C) for Loans denominated in Euro, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Euro cannot be determined, any outstanding affected Term Benchmark Loans denominated in Euro shall, at the Borrower Representative’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in Euro shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.

2.17.         Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments (subject to Section 10.6(e)) of the Lenders shall be made pro rata according to the respective Term A Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)            With respect to any Facility, each payment (including each prepayment) by a Borrower on account of principal of and interest on the Term Loans of such Facility shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Facility then held by the Term Lenders (except as otherwise provided in Section 2.11(g)). The amount of each principal prepayment of the Term Loans pursuant to Section 2.11 shall be applied (i) first, to reduce the next eight scheduled installments of such Term A Loans and (if the other Incremental Term Loans of the U.S. Borrower have amortization payments) such Incremental Term Loans of the U.S. Borrower in direct order (pro rata among the Term Loans of the U.S. Borrower, unless any applicable Incremental Term Lenders have agreed to less than pro rata prepayments) and (ii) second, pro rata to the remaining installment amounts of such Term Loans of the U.S. Borrower (pro rata among the Term Loans of the U.S. Borrower, unless any applicable Incremental Term Lenders have agreed to less than pro rata payments). The amount of each principal prepayment of Term Loans pursuant to Section 2.10 shall be applied within each Facility to the then remaining installments thereof as directed by the applicable Borrower (or if not so directed, to the then remaining installments thereof in direct order of maturity). Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)            Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed Letter of Credit drawings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and unreimbursed Letter of Credit drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Letter of Credit drawings then due to such parties.

(e)            All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars (or, (i) with respect to any payments of principal or interest in respect of Loans denominated in Canadian Dollars or any Reimbursement Obligations or fees in respect of Letters of Credit denominated in Canadian Dollars, Canadian Dollars and (ii) with respect to any payments of principal or interest in respect of Loans denominated in Euro or any Reimbursement Obligations or fees in respect of Letters of Credit denominated in Euro, Euro) and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f)             Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower Representative and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrowers against any Defaulting Lender.

(g)            Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

(h)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(c), 2.7(d), 2.17(f), 2.17(g), 2.19(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18.         Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)             shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Term SOFR Rate, the Adjusted EURIBOR Rate or Adjusted Term CORRA Rate; or

(iii)           shall impose on such Lender any other condition (other than Taxes) affecting this Agreement or Loans, Letters of Credit, Commitments or other obligations or liabilities of such Lender hereunder;

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party reasonably deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the U.S. Borrower shall promptly pay such Lender or such other Credit Party, in Dollars, within 15 days after the U.S. Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof) any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the U.S. Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)            If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the U.S. Borrower (with a copy to the Administrative Agent) of a written request therefor, the U.S. Borrower shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)            Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)            A certificate prepared in good faith as to any additional amounts payable pursuant to this Section submitted by any Lender to the U.S. Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the U.S. Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the U.S. Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the U.S. Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.

2.19.         Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b)            The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)            As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the U.S. Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the U.S. Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the U.S. Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)           any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)           in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)           to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)           any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Borrower or the Administrative Agent as may be necessary for the U.S. Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the U.S. Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)             For purposes of this Section 2.19, the term “Lender” includes the Issuing Lender and the Swingline Lender.

2.20.        Indemnity. (a) Other than with respect to Taxes, which shall be governed solely by Section 2.19, each Borrower agrees with respect to Loans that are not RFR Loans, to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (i) any failure by such Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) any failure by such Borrower in making any prepayment of or conversion from Term Benchmark Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iii) the making of a prepayment of Term Benchmark Loans by such Borrower on a day that is not the last day of an Interest Period with respect thereto. In the case of a Term Benchmark Loan, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such principal amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market or for Canadian Dollar or Euro deposits of a comparable amount and period from other banks in the applicable offshore interbank market for such Agreed Currency, whether or not such Term Benchmark Loan was in fact so funded. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower Representative by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

(b)           Other than with respect to Taxes, which shall be governed solely by Section 2.19, each Borrower agrees with respect to RFR Loans, to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (i) any failure by such Borrower in making a borrowing of RFR Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) any failure by such Borrower in making any prepayment of RFR Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iii) the making of a prepayment of RFR Loans by such Borrower on a day that is not the Interest Payment Date applicable thereto. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower Representative by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.21.        Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or Section 2.19(a) with respect to such Lender, it will, if requested by the Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.18 or Section 2.19(a).

2.22.        Replacement of Lenders. The Borrower Representative shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.20 (as though Section 2.20 were applicable) if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto or any RFR Loans owing to such replaced Lender shall be purchased other than on the Interest Payment Date applicable thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b), (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the U.S. Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) if applicable, the replacement financial institution or financial institutions shall consent to such amendment or waiver and (x) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23.        Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b)           the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)           if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes, or while any Lender is, a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, either (1) cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 or (2) backstop such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) with a letter of credit reasonably satisfactory to the applicable Issuing Lender, in each case, for so long as such L/C Exposure is outstanding;

(iii)          if the U.S. Borrower cash collateralizes or backstops any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the U.S. Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized or backstopped;

(iv)          if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)           if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated, cash collateralized nor backstopped pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated, cash collateralized and/or backstopped; and

(d)           so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders, backstopped by a letter of credit reasonably satisfactory to such Issuing Lender and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower Representative, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24.        Incremental Facilities. (a) The Borrower Representative and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans or Revolving Commitments (any such increased revolving commitments, “Incremental Revolving Commitments”), as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (w) the applicable borrower thereof (which shall be a Loan Party), (x) the applicable Incremental Term Maturity Date, (y) the amortization schedule for such Incremental Term Loans; provided that the weighted average life to maturity of such Incremental Term Loans shall not be shorter than the remaining weighted average life to maturity of the Term A Loans or, to the extent such Incremental Term Loans are intended to be fungible with the Term A Loans, such greater amounts as shall permit such Incremental Term Loans to be fungible with the Term A Loans, and (z) the Applicable Margin for such Incremental Term Loans. Notwithstanding the foregoing, (i) after the Restatement Effective Date, the aggregate amount of borrowings of Incremental Term Loans and Incremental Revolving Commitments pursuant to this Section 2.24 shall not exceed the greater of (x) $125,000,000 and (y) 100% of Consolidated EBITDA for the Applicable Reference Period at the time of incurrence thereof, (ii) the Incremental Term Facilities shall rank pari passu in right of payment and security with the Term A Loans and shall not be guaranteed other than by Loan Parties or secured by any assets other than Collateral of the Loan Parties, (iii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (y) no more than five Increased Facility Closing Dates may be selected by the Borrower Representative after the Restatement Effective Date, (iv) subject to clauses (i) through (iii) of the first sentence of this Section 2.24(a), (x) the terms of any Incremental Term Loans shall be substantially the same as the terms of the Term A Loans unless otherwise reasonably satisfactory to the Administrative Agent (it being understood that no consent of the Administrative Agent shall be required for terms that are more restrictive to the Group Members than those applicable in respect of the applicable Term A Loans if the Lenders under all outstanding Facilities receive the benefits of such more restrictive terms) and (y) the terms of any Incremental Revolving Commitments shall be the same as the terms of the Revolving Commitments and (z) no Incremental Term Loans or Incremental Revolving Commitments may be effected unless (1) both immediately prior to and immediately after giving effect to the effectiveness thereof, no Default or Event of Default shall have occurred and be continuing (or, in the case of Incremental Acquisition Debt, no Event of Default under Section 8(a) or Section 8(f) shall have occurred and be continuing on the date of effectiveness thereof); (2) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality), in each case on and as of such date; provided, that to the extent such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date (or, in the case of Incremental Acquisition Debt, on the date of effectiveness thereof, (x) the Specified Representations shall be true and correct in all material respects (or in all respects, if qualified by materiality) on and as of such date; provided, that to the extent such Specified Representations specifically refer to an earlier date, they are true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date and (y) the Specified Acquisition Agreement Representations shall be true and correct, in each case on and as of such date; provided, that to the extent such Specified Acquisition Agreement Representations specifically refer to an earlier date, they are true and correct as of such earlier date); and (3) Holdings and the Borrowers shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to the Security Documents) as shall reasonably be requested by the Administrative Agent in connection therewith. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)           Any additional bank, financial institution or other entity which, with the consent of the Borrower Representative and the Administrative Agent (which consent shall not be unreasonably withheld or delayed), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit G-3, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement; provided that (i) any New Lender must be an Eligible Assignee and (ii) if any New Lender is providing increased Revolving Commitments, it shall be subject to the consent of the Issuing Lenders and Swingline Lender (which consent, in each case, shall not be unreasonably withheld or delayed).

(c)           Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, the applicable Borrower shall borrow Revolving Loans under the relevant Incremental Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and in the case of Term Benchmark Loans, of each Term Benchmark Tranche) which would then have been outstanding from such Lender if (i) each such Type or Term Benchmark Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Term Benchmark Tranche requested to be so borrowed or effected had been proportionately increased. The Term SOFR Rate, the Adjusted Term CORRA Rate or the Adjusted EURIBOR Rate applicable to any Term Benchmark Loan borrowed pursuant to the preceding sentence shall equal the Term SOFR Rate, the Adjusted Term CORRA Rate or the Adjusted EURIBOR Rate, as applicable, then applicable to the Term Benchmark Loans of the other Lenders in the same Term Benchmark Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower Representative and the relevant Lender).

(d)           Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans (and any more restrictive terms contemplated by Section 2.24(a)) or Incremental Revolving Commitments evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower Representative’s consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

2.25.        Extension Offers. (a) The Borrower Representative may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all (and not fewer than all) the Lenders of one or more Facilities (each Facility subject to such an Extension Offer, an “Affected Facility”) to make one or more Extension Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower Representative. Such notice shall set forth (i) the terms and conditions of the requested Extension Amendment and (ii) the date on which such Extension Amendment is requested to become effective (which shall not be less than five Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Facility that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Affected Facility as to which such Lender’s acceptance has been made. Any Extension Offer, unless contemplating a Maturity Date already in effect hereunder pursuant to a previously consummated Extension Amendment must be in a minimum amount of $25,000,000 (or such lesser amount as agreed by the Administrative Agent); provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Representative’s sole discretion and which may be waived by the Borrower Representative) of Commitments or Loans of any or all Affected Facilities be extended.  If the aggregate principal amount of Commitments or Loans of any Affected Facility in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments or Loans of such Affected Facility offered to be extended by the Borrower Representative pursuant to such Extension Offer, then the Commitments and Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.

(b)           An Extension Amendment shall be effected pursuant to an Extension Agreement executed and delivered by Holdings, the U.S. Borrower, the Canadian Borrower (in the case of any Incremental Term Facility extended to the Canadian Borrower or the Revolving Facility), the Dutch Borrower (in the case of any Incremental Term Facility extended to the Dutch Borrower or the Revolving Facility), each Extending Lender and the Administrative Agent; provided that no Extension Amendment shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality), in each case on and as of such date; provided, that to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date, (iii) Holdings, the U.S. Borrower, the Canadian Borrower (in the case of any Incremental Term Facility extended to the Canadian Borrower or the Revolving Facility) and the Dutch Borrower (in the case of any Incremental Term Facility extended to the Dutch Borrower or the Revolving Facility) shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to the Security Documents) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Borrower Representative). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement; provided further that the effectiveness of an extended Maturity Date shall be subject to the provisions of Section 2.25(d).

(c)           Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.25, including any amendments necessary to treat the applicable Loans and/or Commitments of the accepting Lenders as a new “Facility” of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all borrowings of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Commitments (and the termination of the non-extended Commitments) on the relevant Maturity Date, (ii) all prepayments of Loans and all reductions of Commitments shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Commitments (and the termination of the non-extended Commitments) on the relevant Maturity Date (unless the applicable Extension Agreement provides for lesser treatment of the Loans and/or Commitments of the Extending Lenders), (iii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between any Revolving Commitments of such new “Facility” and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to the non-extended Revolving Commitments has occurred (it being understood, however, that no reallocation of such exposure to extended Revolving Commitments shall occur on such termination date if (1) an Event of Default under Section 8(a) or Section 8(f) exists at the time of such reallocation or (2) such reallocation would cause the Revolving Extensions of Credit of any Lender to exceed its Revolving Commitment), (iv) the Revolving Commitment Period and the Revolving Termination Date, as such terms are used with reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each Issuing Lender or the Swingline Lender, as applicable, and (v) at no time shall there be more than three Facilities of Revolving Commitments hereunder, unless otherwise agreed by the Administrative Agent. Commencing with the Maturity Date of any Facility of Revolving Commitments, the sublimit for Letters of Credit and Swingline Loans under any Facility of Revolving Commitments that has not so then matured shall be as agreed between the Borrower Representative, the Revolving Lenders in respect of such extended Revolving Commitments and the Issuing Lenders or the Swingline Lender, as applicable, in the relevant Extension Agreement; provided that if, on the Maturity Date of any Facility of Revolving Commitments, and after giving effect to any new sublimit for Letters of Credit under any Facility of Revolving Commitments that has not so then matured, the outstanding L/C Exposure exceeds the L/C Commitment, the U.S. Borrower shall deposit cash collateral in an account with the Administrative Agent in accordance with Section 8 in an aggregate amount equal to such excess.

(d)           If the Total Revolving Extensions of Credit exceed the Total Revolving Commitments as a result of the occurrence of the Maturity Date with respect to any Facility of Revolving Commitments when an extended Facility of Revolving Commitments remains outstanding, each Borrower shall prepay its Revolving Loans or Swingline Loans (or if no such Loans are outstanding (after giving effect to any prepayment thereof), deposit cash collateral in an account with the Administrative Agent in accordance with Section 8) as may be required to eliminate such excess on such Maturity Date. The failure of the Borrowers to comply with the prepayment and cash collateralization requirements of this Section 2.25(d) shall result in the extended Facility of Revolving Commitments immediately terminating and the Loans in respect thereof (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents in respect thereof (including all amounts of L/C Obligations owing in respect thereof, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) becoming immediately become due and payable.

(e)           The Administrative Agent and the Lenders hereby acknowledge that in respect of payments on non-extended Loans on the scheduled Maturity Date in respect thereof, the pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.25. This Section 2.25 shall supersede any provisions in Section 2.17 or Section 10.7 to the contrary.

2.26.        Refinancing Facilities. (a) The Borrower Representative may, on one or more occasions after the Restatement Effective Date, by written notice to the Administrative Agent, request the establishment hereunder of (i) a new Facility of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Borrowers (“Refinancing Revolving Loans”) and acquire participations in the Letters of Credit and Swingline Loans and (ii) one or more additional classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the applicable Borrower (the “Refinancing Term Loans”); provided that (A) each Refinancing Revolving Lender and each Refinancing Term Lender shall be an Eligible Assignee and, if not already a Lender, shall otherwise be reasonably acceptable to the Administrative Agent and the Borrower Representative and (B) each Refinancing Revolving Lender shall be approved by each Issuing Lender and the Swingline Lender (such approvals not to be unreasonably withheld or delayed).

(b)           The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the U.S. Borrower, each of the Canadian Borrower and the Dutch Borrower (in the case of Refinancing Revolving Commitments or any Incremental Term Facility extended to the applicable Borrower), each Refinancing Lender providing such Refinancing Commitments, the Administrative Agent and, in the case of Refinancing Revolving Commitments, each Issuing Lender and the Swingline Lender; provided that no Refinancing Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality), in each case on and as of such date; provided, that to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date, (iii) Holdings, the U.S. Borrower and each of the Canadian Borrower and the Dutch Borrower (in the case of Refinancing Revolving Commitments or any Incremental Term Facility extended to the applicable Borrower) shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, (iv) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated, and all the Revolving Loans and Swingline Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid (it being understood, however, that any Letters of Credit may continue to be outstanding hereunder), and the aggregate amount of such Refinancing Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments so terminated, and (v) in the case of any Refinancing Term Loan Commitments, substantially concurrently with the effectiveness thereof, the applicable Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Loans of one or more Facilities in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loans and any reasonable fees, premium and expenses relating to such refinancing). The applicable Borrower shall determine the amount of such prepayments allocated to each Facility of outstanding Term Loans, and any such prepayment of Term Loans of any Facility shall be applied to reduce the subsequent scheduled repayments of Term Loans of such Facility to be made pursuant to Section 2.3 as directed by the U.S. Borrower and, in the case of a prepayment of Term Benchmark Loans or RFR Loans, shall be subject to Section 2.20.

(c)           The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Facility” for all purposes hereof (provided that with the consent of the Administrative Agent, any Refinancing Commitments and Refinancing Loans may be treated as a single “Facility” with any then-outstanding existing Commitments or Loans), (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Facility, provided that (A) such stated termination and maturity dates shall not be earlier than the Latest Maturity Date applicable to Revolving Commitments (in the case of Refinancing Revolving Commitments and Refinancing Revolving Loans) or the Maturity Date applicable to the Facility of Term Loans so refinanced (in the case of Refinancing Term Loan Commitments and Refinancing Term Loans) and (B) any Refinancing Term Loans shall not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Facility of Term Loans so refinanced, (iii) in the case of any Refinancing Term Loans, any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Loans of such Facility, (v) the fees applicable to the Refinancing Commitments or Refinancing Loans of such Facility, (vi) in the case of any Refinancing Term Loans, any original issue discount applicable thereto and in the case of any Refinancing Revolving Commitments, any upfront fees applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Facility, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Commitments or Refinancing Loans of such Facility (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in mandatory prepayments on the same or a lesser basis as the Facility of Term Loans so refinanced, but otherwise may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding any other Facility of Term Loans unless agreed by the Majority Facility Lenders in respect of such other Facilities of Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Facility and (ix) the other terms and conditions of the Refinancing Commitments and Refinancing Loans, which other terms and conditions shall not be favorable to the lenders providing such Indebtedness than those set forth in the Loan Documents are with respect to the existing Lenders in respect of the Indebtedness being refinanced (other than covenants or other provisions applicable only to periods after the Latest Maturity Date in effect at the time of incurrence of such Refinancing Commitments and Refinancing Loans). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.26, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Facility” of loans and/or commitments hereunder.

2.27.        Prepayments Below Par. (a) Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.17) or any other Loan Document, the Borrowers shall have the right at any time and from time to time to prepay Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.27, provided that (A) the proceeds of Revolving Loans and Swingline Loans shall not be used to make such Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of a particular Facility on a pro rata basis, (C) the applicable Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the applicable Borrower (i) stating that (x) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment and (y) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.27 has been satisfied and (ii) specifying the aggregate principal amount of Term Loans to be prepaid pursuant to such Discounted Voluntary Prepayment and (D) no more than one Discounted Prepayment Option Notice may be effective at any one time.

(b)           To the extent the Borrowers seek to make a Discounted Voluntary Prepayment, the applicable Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that the applicable Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the applicable Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $25,000,000 (unless otherwise agreed by the Administrative Agent). The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the applicable Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a discount to par of the Loans to be prepaid (the “Discount Range”) (for example, specifying a Discount Range of 20% to 30% means the applicable Borrower would pay a purchase price of 70% to 80% of the par value of the Loans to be prepaid), and (C) the date and time by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (as such date and time may be extended, the “Acceptance Time”). The Acceptance Time may be extended for a period not exceeding three Business Days upon notice by the applicable Borrower to the Administrative Agent received not less than 24 hours before the original Acceptance Time.

(c)           Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Time, each such Lender may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the applicable Borrower, shall determine the applicable discount for such Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the applicable Borrower if such Borrower has selected a single percentage pursuant to Section 2.27 for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the applicable Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Time shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(d)           The applicable Borrower shall make a Discounted Voluntary Prepayment by prepaying those Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the applicable Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the applicable Borrower shall prepay all Qualifying Loans.

(e)           Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Time (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (and not subject to Section 2.20), upon irrevocable notice substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Term Loans.

(f)            To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.27(c) above) established by the Administrative Agent and the applicable Borrower.

(g)           (A) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the applicable Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice only if no Lender Participation Notices have been received and (B) no Lender may withdraw or modify its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.

(h)           Nothing in this Section 2.27 shall (i) require the applicable Borrower to undertake any Discounted Voluntary Prepayment or (ii) limit or restrict the applicable Borrower from making voluntary prepayments of Term Loans in accordance with Section 2.10.

2.28.        Currency Fluctuations. (a) No later than 11:00 A.M. (London time) on each Calculation Date, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to Acceptable Foreign Currencies, provided that, upon receipt of a borrowing request pursuant to Section 2.5(a), the Administrative Agent shall determine the Exchange Rate with respect to Acceptable Foreign Currencies on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.4 with respect to such borrowing notice). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 10.18 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts from Acceptable Foreign Currencies to Dollars.

(b)           No later than 11:00 A.M. (London time) on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of (i) the principal amounts of the Loans then outstanding denominated in Canadian Dollars and Euro (after giving effect to any Loans to be made or repaid on such date) and (ii) the total L/C Exposure in Acceptable Foreign Currencies at such time.

(c)           The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of each determination of an Exchange Rate hereunder.

Section 3

LETTERS OF CREDIT

3.1.          L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit upon the request of any Borrower, for the account of such Borrower or any Subsidiary thereof, in each case on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Dollar Equivalent of the L/C Obligations would exceed the L/C Commitment, (ii) the Dollar Equivalent of the L/C Obligations in respect of Letters of Credit issued by it would exceed $30,000,000, (iii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iv) with respect to any Lender, the sum of (x) the Swingline Exposure of such Lender (in its capacity as the Swingline Lender (if applicable) and a Revolving Lender), (y) the aggregate principal amount of the Dollar Equivalent of the outstanding Revolving Loans made by such Lender and (z) the L/C Exposure of such Lender would exceed its Revolving Commitment then in effect. Each Letter of Credit shall (i) (x) be denominated in Dollars or an Acceptable Foreign Currency and (y) expire no later than the earlier of (1) the first anniversary of its date of issuance (or such later date as the Administrative Agent and the applicable Issuing Lender may agree in their sole discretion) and (2) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (2) above); provided further that any Letter of Credit may (notwithstanding clause (2) or the immediately preceding proviso above) expire after the date that is five Business Days prior to the Revolving Termination Date so long as the Issuing Lender has approved such expiration date and such Letter of Credit is cash collateralized or otherwise backstopped in a manner reasonably acceptable to the Issuing Lender at least eight Business Days prior to the Revolving Termination Date.

(b)           Subject to the terms and conditions hereof, each Existing Letter of Credit shall, effective as of the Restatement Effective Date, and without further action by any Borrower, be continued as a Letter of Credit hereunder, and from and after the Restatement Effective Date shall be deemed to be a Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof.

(c)           The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2.          Procedure for Issuance of Letter of Credit. A Borrower may from time to time request that the Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to the Issuing Lender at its address for notices specified herein an Application therefor (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Lender), completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request, which Application shall include (i) the date of issuance (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(a)), (iii) the currency in which such Letter of Credit is to be denominated (which shall comply with Section 3.1(a)), (iv) the amount of such Letter of Credit, (v) the name and address of the beneficiary thereof and (vi) such other information as shall be necessary to prepare and issue such Letter of Credit. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower Representative. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative promptly following the issuance (or such amendment, renewal or extension, as the case may be) thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Revolving Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). There shall not at any time be more than a total of 30 Letters of Credit outstanding.

3.3.          Fees and Other Charges. (a) In respect of any Letters of Credit requested by any Borrower, such Borrower will pay a fee (i) in respect of Letters of Credit denominated in any currency (other than Canadian Dollars and Euro), in Dollars on the Dollar Equivalent of all such outstanding Letters of Credit requested by such Borrower at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility, (ii) in respect of Letters of Credit denominated in Canadian Dollars, in Canadian Dollars on the amount of such outstanding Letters of Credit requested by such Borrower at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans denominated in Canadian Dollars under the Revolving Facility and (iii) in respect of Letters of Credit denominated in Euro, in Euro on the amount of such outstanding Letters of Credit requested by such Borrower at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans denominated in Euro under the Revolving Facility, in each case shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the requesting Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum (i) in respect of Letters of Credit denominated in any currency (other than Canadian Dollars and Euro), in Dollars on the undrawn and unexpired Dollar Equivalent amount of each such Letter of Credit requested by such Borrower, (ii) in respect of Letters of Credit denominated in Canadian Dollars on the undrawn and unexpired amount of each such Letter of Credit requested by such Borrower, payable quarterly in arrears on each Fee Payment Date after the issuance date and (iii) in respect of Letters of Credit denominated in Euro on the undrawn and unexpired amount of each such Letter of Credit requested by such Borrower, payable quarterly in arrears on each Fee Payment Date.

(b)           In addition to the foregoing fees, each Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by such Borrower.

3.4.          L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by a Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay, upon demand, to the Administrative Agent, for the account of the Issuing Lender, an amount equal to (a) in the case of any Letter of Credit denominated in Dollars or an Acceptable Foreign Currency (other than Canadian Dollars), such L/C Participant’s Revolving Percentage of the Dollar Equivalent of the amount that is not so reimbursed (or is so returned) and (b) in the case of any Letter of Credit denominated in Canadian Dollars, such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of a Borrower, (iv) any breach of this Agreement or any other Loan Document by a Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)           If any amount required to be paid by any L/C Participant to the Administrative Agent pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent on demand an amount equal to the product of (i) such amount, times (ii) (x) in respect of a Letter of Credit denominated in Dollars or an Acceptable Foreign Currency (other than Canadian Dollars), the daily average NYFRB Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent and (y) in respect of a Letter of Credit denominated in Canadian Dollars, the daily average Canadian Prime Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent shall be entitled to recover from such L/C Participant (for the account of the Issuing Lender), on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to (1) in respect of Letters of Credit denominated in Dollars or an Acceptable Foreign Currency (other than Canadian Dollars), ABR Loans under the Revolving Facility and (2) in respect of Letters of Credit denominated in Canadian Dollars, Canadian Prime Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. Promptly following receipt by the Administrative Agent of any payment from the L/C Participants pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and the Administrative Agent has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by the Administrative Agent or the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or Issuing Lender, as applicable, will distribute to such L/C Participant its pro rata share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such L/C Participant’s participating interest was outstanding and funded and, in the case of any payment related to a draft or any interest payment, to reflect such L/C Participant’s pro rata portion of such payment if such payment is not sufficient to pay all amounts in respect of drafts and interest on such Letter of Credit then due); provided, however, that in the event that any such payment received by the Administrative Agent or the Issuing Lender shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as applicable, to it.

3.5.          Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the Borrower to whose account such Letter of Credit was made shall reimburse the Issuing Lender for (a) the amount of the draft so paid (in Canadian Dollars if such draft was paid in Canadian Dollars, in Euro if such draft was paid in Euro and otherwise in Dollars based on the Dollar Equivalent of the amount so paid) and (b) the Dollar Equivalent of any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower Representative receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower Representative receives such notice. Each such payment shall be made to the Administrative Agent, for the account of the Issuing Lender, at the Funding Office in the applicable currency (which shall be Dollars, Euro or Canadian Dollars) and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c). Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that L/C Participants have made payments pursuant to Section 3.4 to reimburse the Issuing Lender, then to such L/C Participants and the Issuing Lender as their interests may appear.

3.6.          Obligations Absolute. Each Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee, (d) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to such Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The Issuing Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to such Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7.          Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower Representative of the date and amount thereof. The responsibility of the Issuing Lender to any Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8.          Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9.          Replacement of Issuing Lender. (a) Any Issuing Lender may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.3. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(b)           Subject to the appointment and acceptance of a successor Issuing Lender, any Issuing Lender may resign as an Issuing Lender at any time upon 30 days’ prior written notice to the Administrative Agent, the Borrower Representative and the Revolving Lenders, in which case, such Issuing Lender shall be replaced in accordance with Section 3.9(a).

3.10.        Cash Collateralization. In the event that the total L/C Exposure exceeds the L/C Commitment, the Borrowers shall deposit cash collateral within three Business Days in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, in an aggregate amount equal to such excess in accordance with the provisions of Section 8. Such amount (to the extent not applied to the payment of drafts drawn under Letters of Credit) shall be returned to the applicable Borrower within three Business Days after the first Calculation Date on which the total L/C Exposure no longer exceeds the L/C Commitment.

3.11.        Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower that has requested such Letter of Credit shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings thereunder. Each Borrower hereby acknowledges that the issuance of Letters of Credit that it has requested for the account of it and its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and each Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1.          Financial Condition. The audited consolidated balance sheets of Holdings as at March 31, 2023, March 31, 2024 and March 31, 2025, and the related consolidated statements of income or operations and of stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated stockholders’ equity and cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2.          No Change. Since March 31, 2025, there has occurred no Material Adverse Effect.

4.3.          Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and to the extent relevant in such jurisdiction, in good standing under the laws of the jurisdiction of its organization, except, in the case of any Group Member that is not Holdings or a Borrower, where the failure of such Group Member to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and to the extent relevant in such jurisdiction in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law and its Organization Documents, except, in each case referred to in clauses (b), (c) or (d), to the extent that the failure to comply therewith would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.4.          Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder.

(b)           Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement.

(c)           No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)           Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.

(e)           This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries pledged by Loan Parties, only to the extent enforceability of such obligation with respect to such Capital Stock is governed by the Uniform Commercial Code or PPSA, as applicable), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Requirements of Law affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

(f)            With respect to each Canadian Loan Party and Dutch Loan Party, such Loan Party is not entitled to any sovereign immunity under the laws of either (i) the United States or (ii) Canada or the Netherlands, as applicable.

4.5.          No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (a) will not contravene the terms of any Loan Party’s Organization Documents and (b) will not violate any material Requirement of Law in any material respect or conflict with or result in any material breach or contravention of any document evidencing any material Requirement of Law or any material Contractual Obligation to which such Person is a party.

4.6.          Litigation. As of the Restatement Effective Date, except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or any Borrower, threatened in writing by or against any Group Member or against any of their respective material properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have or result in a Material Adverse Effect.

4.7.          No Default. No Default has occurred and is continuing.

4.8.          Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, in each instance, material to the ordinary conduct of its business, other than where the failure to so own or possess would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9.          Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure to so own or have a license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of Holdings and each Borrower, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case with respect to clauses (a) and (b), as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10.        Taxes. Each Group Member has filed or caused to be filed all material Federal, Canadian, Dutch, provincial, territorial, state, local and other material Tax returns that are required to be filed and all such tax returns are true and correct in all material respects. Each Group Member has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member). As of the Restatement Effective Date, no Tax return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.

4.11.        Federal Regulations. No Group Member is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12.        Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of Holdings or any Borrower, threatened in writing) against or involving any Group Member, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.13.        ERISA and Related Canadian Compliance. (a) Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies except for such failures to so qualify that would not reasonably be expected to have a Material Adverse Effect. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of Holdings or any Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Loan Party incurs or otherwise has or could reasonably be expected to have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Restatement Effective Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

(b)           The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Each Canadian Loan Party has complied with and performed all of its obligations in all material respects under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. On the Restatement Effective Date, none of the Canadian Loan Parties sponsors, maintains, administers or contributes to a defined benefit pension plan. Except as set forth on Schedule 4.13, as of the Restatement Effective Date, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. As of the Restatement Effective Date, except as set forth on Schedule 4.13, each of the Canadian Pension Plans is fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).

4.14.        Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.15.        Subsidiaries. As of the Restatement Effective Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary of the U.S. Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower Parties, except as created by the Loan Documents.

4.16.        Use of Proceeds. The proceeds of the Term A Loans shall be used to refinance Indebtedness outstanding under the Existing Credit Agreement, to pay fees and expenses related to the foregoing and for working capital and general corporate purposes of the Group Members. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for working capital and other general corporate purposes of the Group Members, including, but not limited to, Permitted Acquisitions and permitted Investments. The proceeds of any Revolving Loans, Swingline Loans or Letters of Credit borrowed as of the Restatement Effective Date may be used to refinance Indebtedness outstanding under the Existing Credit Agreement. Letters of Credit may also be used to support obligations of the Group Members incurred in the ordinary course of business. The proceeds of any Incremental Term Loans shall be used for working capital and other general corporate purposes of the Group Members.

4.17.        Environmental Matters. Except as set forth in Schedule 4.17 and except as would not reasonably be expected to have or result in, either individually or in the aggregate, a Material Adverse Effect, (a) the operations of the Group Members are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Group Member is party to, and no Group Member and no Real Estate currently (or to the knowledge of Holdings or any Borrower previously) owned, leased, subleased, operated or otherwise occupied by or for any such Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of Holdings or any Borrower, threatened in writing) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law or Hazardous Materials, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of Holdings or any Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate or any other location for which any Group Member may be liable, (e) all Real Estate currently (or to the knowledge of Holdings or any Borrower previously) owned, leased, subleased, operated or otherwise occupied by or for any such Group Member is free of contamination by any Hazardous Materials and (f) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of, or liability under, any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.

4.18.        Accuracy of Information, etc. None of the representations or warranties made by any Group Member in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements contained in each exhibit, report, statement or certificate (other than any statement which constitutes projections, forward looking statements, budgets, estimates or general market data) required to be furnished by or on behalf of any Group Member in connection with the Loan Documents (including the Lender Presentation and marketing materials, if any, delivered by or on behalf of any Group Member to the Arrangers or the Lenders prior to the Restatement Effective Date, and, in such case, as supplemented prior to the Restatement Effective Date, excluding information of a general or industry specific nature), when taken as a whole as of the date furnished, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein taken as a whole, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered, it being acknowledged and agreed by the Administrative Agent and the Lenders that, to the extent included in any of the foregoing, projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may materially differ from the projected results.

4.19.        Security Documents. (a) The U.S. Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein of a type in which a security interest can be created under Article 9 of the UCC and proceeds thereof except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealings. In the case of (i) the Pledged Stock (as defined and described in the U.S. Guarantee and Collateral Agreement) which is certificated, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), (ii) all U.S. registered Copyrights (as defined and described in the U.S. Guarantee and Collateral Agreement), U.S. registered Trademarks (as defined and described in the U.S. Guarantee and Collateral Agreement) and U.S. issued Patents (as defined and described in the U.S. Guarantee and Collateral Agreement) owned by a U.S. Loan Party for which UCC filings are insufficient, all appropriate filings have been made with the United States Copyright Office or the United States Patent and Trademark Office, as applicable and (iii) the other Collateral described in the U.S. Guarantee and Collateral Agreement in which a security interest may be perfected by filing a financing statement under the UCC, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the security interest granted pursuant to the U.S. Guarantee and Collateral Agreement shall be perfected and prior to any other Lien on such Collateral, superior in right to any other Person (except, (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) in the case of Pledged Stock, Liens that are pari passu with the Liens of the Administrative Agent pursuant to an Intercreditor Agreement and nonconsensual Liens arising by operation of law).

(b)           The Canadian Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). In the case of the Pledged Stock (as defined and described in the Canadian Guarantee and Collateral Agreement) which is certificated, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Canadian Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(b) in appropriate form are filed in the offices specified on Schedule 4.19(b), the Canadian Guarantee and Collateral Agreement shall constitute a fully perfected Lien on (to the extent that perfection can be achieved under applicable law by making such filings or recordings or taking such possession or control), and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Primary Obligations (as defined in the Canadian Guarantee and Collateral Agreement) under the laws of Canada, in each case prior and superior in right to any other Person (except, (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) in the case of Pledged Stock, Liens that are pari passu with the Liens of the Administrative Agent pursuant to an Intercreditor Agreement and nonconsensual Liens arising by operation of law).

(c)           Upon the execution of the Dutch Collateral Documents pursuant to Section 6.13, the Dutch Collateral Documents will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). In the case of the Shares (as defined and described in the Dutch Share Pledge), when the deed of pledge of shares creating the Dutch Share Pledge is executed by the civil law notary, and in the case of the other Collateral described in the Dutch Collateral Documents, when financing statements and other filings specified on Schedule 4.19(c) or in the relevant Dutch Collateral Document in appropriate form are filed in the offices specified on Schedule 4.19(c) or in the relevant Dutch Collateral Document or the relevant debtors are notified in accordance with the relevant Dutch Collateral Document, the Dutch Collateral Documents shall constitute a fully perfected Lien on (to the extent that perfection can be achieved under applicable law by making such filings or recordings or taking such possession or control), and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Liabilities (as defined in the Dutch Collateral Documents) under the laws of the Netherlands, in each case prior and superior in right to any other Person (except, (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) in the case of Pledged Stock, Liens that are pari passu with the Liens of the Administrative Agent pursuant to an Intercreditor Agreement and nonconsensual Liens arising by operation of law).

4.20.        Solvency. As of the Restatement Effective Date, the Loan Parties on a consolidated basis are, and immediately after giving effect to the making of the Loans to be made on the Restatement Effective Date and the use of proceeds thereof will be, Solvent.

4.21.        Holdings. Holdings has not engaged in any business activities and does not own any property other than (a) ownership of the Capital Stock and Capital Stock Equivalents of the U.S. Borrower and activities incidental thereto, (b) activities and contractual rights incidental to maintenance of its corporate existence (including the incurrence of corporate overhead), (c) the hiring and employment of the management of the U.S. Borrower and activities reasonably related thereto, (d) performance of its obligations under the Loan Documents to which it is a party, (e) finding potential targets for acquisitions, negotiating the acquisition thereof and being a party to the applicable acquisition agreement (and performing its obligations thereunder), (f) receipt of the proceeds of Restricted Payments to the extent of Restricted Payments permitted to be made to Holdings pursuant to Section 7.6 and (g) activities of Holdings expressly permitted hereunder.

4.22.        Insurance. Each of the Group Members and their respective material properties are insured with financially sound and reputable insurance companies or insurance associations which are not Affiliates of Holdings, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Person operates.

4.23.        Anti-Corruption Laws and Sanctions. Each of Holdings and each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by itself and its respective Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Group Member and its respective officers and employees, and to the knowledge of each of Holdings and each Borrower its respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Holdings or any Borrower being designated as a Sanctioned Person. None of (a) Holdings, the Borrowers, any Subsidiary, or to the knowledge of Holdings or any Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of Holdings or any Borrower, any agent of a Group Member that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.24.        Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

4.25.        Disclosure. As of the Restatement Effective Date, to the best knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Restatement Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

4.26.        Outbound Investment Rules. No Borrower nor any of its respective Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. No Borrower nor any of its respective Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 5

CONDITIONS PRECEDENT

5.1.          Conditions to Restatement Effective Date. The agreement of each Lender to make any Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Restatement Effective Date, of the following conditions precedent (unless otherwise waived by Lenders):

(a)           Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, each Borrower and each Person listed on Schedule 1.1, (ii) the U.S. Guarantee and Collateral Agreement, executed and delivered by Holdings, the U.S. Borrower and each U.S. Subsidiary Guarantor, (iii) the Canadian Guarantee and Collateral Agreement, executed and delivered by the Canadian Borrower and each Canadian Subsidiary Guarantor, if any, (iv) an agreed form of the Dutch Security Agreement attached as Exhibit A-3 hereto, which shall be executed and delivered by the Dutch Borrower and each Dutch Subsidiary Guarantor, if any, pursuant to Section 6.13 hereof and (v) an agreed form of the Dutch Share Pledge attached as Exhibit A-4 hereto, which shall be executed and delivered by Thermon, Inc. pursuant to Section 6.13 hereof.

(b)           Refinancing. Satisfaction that (i) all Indebtedness outstanding under the Existing Credit Agreement shall be refinanced on the Restatement Effective Date with the proceeds of the initial extensions of credit being made hereunder on the Restatement Effective Date, (ii) all revolving commitments outstanding under the Existing Credit Agreement shall have been terminated and (iii) all accrued and unpaid fees and interest due in respect of Indebtedness and revolving commitments outstanding under the Existing Credit Agreement shall have been paid.

(c)           Financial Statements. The Lenders shall have received (i) audited consolidated balance sheets and related statements of income or operations, stockholders’ equity and cash flows of Holdings for the fiscal years ending March 31, 2023, March 31, 2024 and March 31, 2025 and (ii) unaudited interim consolidated financial statements of Holdings for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph and at least 45 days prior to the Restatement Effective Date (and comparable periods for the prior fiscal year); provided that the filing of the financial statements required by clauses (i) and (ii) on Form 10-K and 10-Q, respectively, prior to the Restatement Effective Date by Holdings will satisfy such clauses.

(d)           Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Restatement Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(e)           Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable and documented out-of-pocket expenses required to be reimbursed by the U.S. Borrower on the Restatement Effective Date, in each case for which invoices have been presented on or before three Business Days prior to the Restatement Effective Date (or such later date as reasonably agreed by the U.S. Borrower). All such amounts will be paid with proceeds of Loans made on the Restatement Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Restatement Effective Date.

(f)            Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(g)           Legal Opinions. The Administrative Agent shall have received a customary opinion of each of (i) Winstead PC and (ii) Greenfields Law. Each such legal opinion shall be reasonably satisfactory to the Administrative Agent and shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(h)           Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the certificated shares of Capital Stock pledged pursuant to the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable, in each case together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the U.S. Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement or the Dutch Collateral Documents, as applicable, in each case endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i)            Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and PPSA financing statements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(j)            Solvency Certificate; Certification of Representations and Warranties. The Administrative Agent shall have received a certificate from the chief financial officer of Holdings (i) confirming the solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the incurrence of the Loans to be made on the Restatement Effective Date and the use of proceeds thereof, and (ii) certifying that the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Restatement Effective Date as if made on and as of such date; provided, that to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date.

(k)           KYC Information. (i) The Administrative Agent shall have received, at least five Business Days prior to the Restatement Effective Date (or such shorter period as the Administrative Agent may agree), all documentation and other information required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case requested at least 10 Business Days prior to the Restatement Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the Restatement Effective Date (or such shorter period as the Administrative Agent may agree), any Lender that has requested, in a written notice to the Borrowers at least 10 days prior to the Restatement Effective Date, a Beneficial Ownership Certification in relation to the Borrowers shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(l)            Projections. The Lenders shall have received projections, in form reasonably satisfactory to the Arrangers, for Holdings and its consolidated subsidiaries with respect to the five-year period ending on March 31, 2030, prepared after giving effect to the Transactions as if the Transactions had occurred as of the Restatement Effective Date, which projections shall be based upon assumptions that are believed by Holdings to be reasonable at the time made.

Notwithstanding anything to the contrary in this Section 5.1, to the extent that Holdings and the Borrowers cannot satisfy the conditions set forth in Section 5.1(h) on the Restatement Effective Date after the use of commercially reasonable efforts to do so or without undue burden or expense, then the satisfaction of the conditions set forth in the applicable Section shall not constitute a condition precedent to the availability of the initial extensions of credit on the Restatement Effective Date but instead shall be required to be satisfied after the Restatement Effective Date in accordance with Section 6.13.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

5.2.          Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than any extensions of credit consisting of Incremental Acquisition Debt) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date; provided, that to the extent such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date.

(b)           No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing (other than any extension of credit consisting of Incremental Acquisition Debt) by and issuance of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

Section 6

AFFIRMATIVE COVENANTS

Holdings and the Borrowers hereby jointly and severally agree that, so long as (1) the Commitments remain in effect, (2) any Letter of Credit remains outstanding (unless cash collateralized or otherwise backstopped on terms reasonably satisfactory to the applicable Issuing Lender) or (3) any Loan or other Obligation hereunder which is owing shall remain unpaid or unsatisfied (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Swap Agreements, Specified Cash Management Agreements, Specified Bank Guarantees or Specified Bond Obligations), each of Holdings and the Borrowers shall and shall cause each of its Subsidiaries to:

6.1.          Financial Statements. Furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender):

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income or operations and consolidated statements of stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than with respect to, or resulting from, the regularly scheduled maturity of the Revolving Commitments, the Term Loans or other Indebtedness or any anticipated inability to satisfy any financial covenant set forth in this Agreement on a future date or future period), or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing (the foregoing, an “Acceptable Accountant’s Report”); and

(b)           as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and consolidated statements of stockholders’ equity and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments and absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures.

Notwithstanding the foregoing, the obligations in Section 6.1(a) and Section 6.1(b) may be satisfied with respect to financial information of Holdings and each of its Subsidiaries by furnishing, in each case, by the deadline set forth in the applicable Section, Form 10-K or Form 10-Q, as applicable, of Holdings as filed with the SEC, and, in any event, to the extent such information is in lieu of information required to be provided under Section 6.1(a), such financial statements shall be accompanied by an Acceptable Accountant’s Report.

Each of Holdings and the Borrowers represents and warrants that it and any of its Subsidiaries either (i) has no registered or publicly traded securities outstanding or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, each of Holdings and each Borrower hereby (x) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.1(a) and (b) above, along with the Loan Documents, available to Public-Siders and (y) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities.  None of Holdings nor any Borrower will request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that (A) such materials do not constitute material non-public information within the meaning of the federal securities laws (“MNPI”) or (B) (i) each of Holdings, each Borrower and their respective Subsidiaries has no outstanding publicly traded securities, including 144A securities, and (ii) if at any time any Group Member issues publicly traded securities, including 144A securities, then prior to the issuance of such securities, Holdings, the U.S. Borrower, the Canadian Borrower or the Dutch Borrower will make such materials that do constitute MNPI publicly available by press release or public filing with the SEC. Notwithstanding anything herein to the contrary, in no event shall Holdings or any Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the compliance of Holdings or the Borrowers with the covenants contained herein.

6.2.          Certificates; Other Information. Furnish to the Administrative Agent, on behalf of each Lender:

(a)           concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (ii) a list of all Intellectual Property acquired, assumed or generated by any Loan Party in the applicable fiscal quarter for which financial statements are being delivered;

(b)           as soon as available, and in any event no later than 120 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Group Members as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of Holdings stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(c)           [reserved];

(d)           within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or any Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or any Borrower may make to, or file with, the SEC;

(e)           promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower Representative shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(f)            promptly after any request by the Administrative Agent, copies of any material detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Holdings or any Borrower by independent accountants in connection with the accounts or books of any Group Member, or any audit of any of them; and

(g)           promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

6.3.          Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.4.          Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence (provided that Holdings and any of its Subsidiaries may change its organizational form so long as such change shall not adversely affect the interests of the Lenders, including the perfection of the Administrative Agent’s security interests under the Security Documents) under the laws of its jurisdiction of incorporation, organization or formation and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or Section 7.5(j) and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5.          Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and (b) maintain with financially sound and reputable insurance companies or insurance associations insurance on all its material property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily carried in the same general area by businesses of the size and character of the business of the Group Members as reasonably determined by the Borrowers.

6.6.          Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or the applicable foreign equivalent in the case of Foreign Subsidiaries) and all Requirements of Law shall be made of all financial transactions and matters involving the assets and business of such Person and (b) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired, upon reasonable advance notice to the Borrower Representative, and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountant, in each case at the Loan Parties’ expense; provided that the Loan Parties shall only be obligated to reimburse the Administrative Agent for the expenses of one such visit per calendar year (unless an Event of Default has occurred and is continuing, in which case the Loan Parties shall be obligated to reimburse the Administrative Agent for the expenses of each visit conducted while an Event of Default is continuing). Each Loan Party, if any, which keeps records relating to Collateral in the Province of Quebec shall at all times keep a duplicate copy thereof at a location outside the Province of Quebec, as listed in Schedule 6.6. Any Lender may accompany the Administrative Agent in connection with any visit and inspection at such Lender’s expense. Notwithstanding anything to the contrary in this Section 6.6, none of the Group Members will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product.

6.7.          Notices. Promptly upon any Responsible Officer of a Group Member obtaining knowledge thereof, give notice to the Administrative Agent (and the Administrative Agent shall give notice to each Lender) of:

(a)           the occurrence of any Default or Event of Default;

(b)           any breach or non-performance of, or any default under, any Contractual Obligation of any Group Member, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)           any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Group Member and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)           the commencement of, or any material development in, any litigation or proceeding against or directly involving any Group Member (i) in which the amount of damages claimed is $10,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (iii) is asserted or instituted against any Canadian Benefit Plan, Canadian Pension Plan, its fiduciaries or its assets, or (iv) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e)           (i) on or prior to any filing by any ERISA Affiliate of any notice of any Reportable Event or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(f)            any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to the Administrative Agent pursuant to this Agreement; and

(g)           any change in the information provided in the Beneficial Ownership Certification given to any Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8.          Environmental Laws. Except where the failure to comply (or ensure compliance) would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect:

(a)           comply in all respects with, and use commercially reasonable efforts to ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all Permits required by applicable Environmental Laws; and

(b)           conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; provided that no Group Member shall be required to undertake any cleanup, removal, remedial or other similar action to the extent that its obligation to do so is being reasonably contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.9.          Canadian Pension Plans; Canadian Benefit Plans. (a) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Loan Party shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)           The Canadian Borrower shall deliver to the Administrative Agent (i) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within 30 days of any increases having a cost to one or more of the Loan Parties in excess of C$1,000,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to or participation in any such plan to which any Loan Party was not previously contributing or participating; and (iv) on or prior to any filing by any Loan Party of any notice to terminate or partially terminate any Canadian Pension Plan, a copy of such notice and promptly, and in any event within 10 days, after any officer of a Loan Party knows or has reason to know that a request for a funding waiver under any Canadian Pension Plan has been filed, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that such Loan Party proposes to take with respect thereto, together with a copy of any notice filed with any Governmental Authority pertaining thereto.

6.10.        Additional Collateral, etc. (a) With respect to any property acquired after the Restatement Effective Date by any Loan Party (other than (x) any Excluded Asset, (y) any property described in paragraph (b), (c), (d) or (e) below and (z) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, within 30 days (or such later date as may be agreed by the Administrative Agent) (i) give notice of such acquisition to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the U.S. Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement or the Dutch Collateral Documents, as applicable, or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject to Liens permitted by Section 7.3), including the filing of Uniform Commercial Code financing statements or PPSA financing statements in such jurisdictions as may be required by the U.S. Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement or the Dutch Collateral Documents, as applicable, or by law or as may be reasonably requested by the Administrative Agent.

(b)           With respect to any new Wholly Owned Domestic Subsidiary (other than an Excluded Domestic Subsidiary) created or acquired after the Restatement Effective Date by any U.S. Loan Party (which, for the purposes of this paragraph (b), shall include any existing Domestic Subsidiary that ceases to be an Excluded Domestic Subsidiary), within 30 days (or such later date as may be agreed by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the U.S. Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any U.S. Loan Party (subject to Liens permitted by Section 7.3 consisting of nonconsensual Liens arising by operation of law), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant U.S. Loan Party, (iii) cause such new Subsidiary (A) to become a party to the U.S. Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the U.S. Guarantee and Collateral Agreement with respect to such new Subsidiary (subject to Liens permitted by Section 7.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the U.S. Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)           With respect to any new Wholly Owned Canadian Subsidiary (other than an Excluded Canadian Subsidiary) created or acquired after the Restatement Effective Date by any Canadian Loan Party (which, for the purposes of this paragraph (c), shall include any existing Canadian Subsidiary that ceases to be an Excluded Canadian Subsidiary), within 30 days (or such later date as may be agreed by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Canadian Collateral Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Canadian Loan Party (subject to Liens permitted by Section 7.3 consisting of nonconsensual Liens arising by operation of law), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Canadian Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Canadian Collateral Documents, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Canadian Guarantee and Collateral Agreement with respect to such new Subsidiary (subject to Liens permitted by Section 7.3), including the filing of PPSA financing statements in such jurisdictions as may be required by the Canadian Collateral Documents or by law or as may be reasonably requested by the Administrative Agent, (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments and (D) to execute any such documentations reasonably requested by the Administrative Agent to accede to the provisions of Sections 10.12(a) – (e) of this Agreement, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           With respect to any new Wholly Owned Dutch Subsidiary (other than an Excluded Dutch Subsidiary) created or acquired after the Restatement Effective Date by any Dutch Loan Party (which, for the purposes of this paragraph (c), shall include any existing Dutch Subsidiary that ceases to be an Excluded Dutch Subsidiary), within 30 days (or such later date as may be agreed by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Dutch Collateral Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Dutch Loan Party (subject to Liens permitted by Section 7.3 consisting of nonconsensual Liens arising by operation of law), (ii) cause such new Subsidiary (A) to become a party to the Dutch Collateral Documents, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Dutch Collateral Documents with respect to such new Subsidiary (subject to Liens permitted by Section 7.3), including the filing of Dutch equivalent financing statements in such jurisdictions as may be required by the Dutch Collateral Documents or by law or as may be reasonably requested by the Administrative Agent, (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments and (D) to execute any such documentations reasonably requested by the Administrative Agent to accede to the provisions of Sections 10.12(a) – (e) of this Agreement, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)           With respect to any new CFC Holdco or Foreign Subsidiary (in each case, other than an Immaterial Subsidiary) created or acquired after the Restatement Effective Date by any U.S. Loan Party or any Foreign Subsidiary (other than a Canadian Subsidiary, a Dutch Subsidiary or an Immaterial Subsidiary) created or acquired after the Restatement Effective Date by any Canadian Loan Party or Dutch Loan Party, within 30 days (or such later date as may be agreed by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the U.S. Guarantee and Collateral Agreement, Canadian Guarantee and Collateral Agreement or Dutch Collateral Documents, as applicable, as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is directly owned by any such U.S. Loan Party (subject to Liens permitted by Section 7.3 consisting of nonconsensual Liens arising by operation of law) (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary of such U.S. Loan Party be required to be so pledged), Canadian Loan Party or Dutch Loan Party, as applicable, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (to the extent certificated), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant U.S. Loan Party, Canadian Loan Party or Dutch Loan Party, as applicable, and take such other action as the Administrative Agent reasonably deems necessary or advisable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(f)            Notwithstanding anything to the contrary in this Section 6.10, no Group Member shall be required to take any action in order to create or perfect the security interest in the Collateral granted to the Administrative Agent for the ratable benefit of the Secured Parties under the laws of any jurisdiction outside the United States, Canada or the Netherlands.

6.11.        Depository Banks. With respect to each U.S. Loan Party, maintain JPMorgan Chase Bank, N.A. as its principal U.S. depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.

6.12.        Outbound Investment Rules. No Borrowers will, nor will permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

6.13.        Post-Closing Collateral Obligations. As promptly as practicable, and in any event within the time periods after the Restatement Effective Date set forth in Schedule 6.13 (or such longer period as the Administrative Agent may reasonably agree), the Borrowers and each other Loan Party shall deliver all documents and take all actions set forth on Schedule 6.13.

6.14.        Centre of main interest. For the purposes of Regulation (EU) 2015/848 on insolvency proceedings (recast) (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Dutch Loan Party shall be situated in the Netherlands and no Dutch Loan Party shall have an establishment (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

Section 7

NEGATIVE COVENANTS

Holdings and the Borrowers hereby jointly and severally agree that, so long as (1) the Commitments remain in effect, (2) any Letter of Credit remains outstanding (unless cash collateralized or otherwise backstopped on terms reasonably satisfactory to the applicable Issuing Lender) or (3) any Loan or other Obligation hereunder which is owing shall remain unpaid or unsatisfied (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Swap Agreements, Specified Cash Management Agreements, Specified Bank Guarantees or Specified Bond Obligations), each of Holdings and the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1.          Financial Condition Covenants.

(a)           Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending on or after June 30, 2025, to exceed 3.50:1.00; provided, that at the election of the U.S. Borrower within 30 days following the consummation of a Qualified Acquisition, such ratio shall be increased by 0.50:1.00 for each of the succeeding four fiscal quarters (the “Financial Covenant Increase Period”) following such Qualified Acquisition (including the fiscal quarter in which such Qualified Acquisition was consummated); provided further at least two full fiscal quarters shall have elapsed after the end of any Financial Covenant Increase Period before the U.S. Borrower is able to make a subsequent election.

(b)           Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending on or after June 30, 2025 to be less than 1.25:1.00.

7.2.          Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           Indebtedness of (i) any Loan Party (other than Holdings) to any Subsidiary, (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iii) to the extent not otherwise permitted pursuant to clauses (i) and (ii) above, any Borrower Party to any other Borrower Party; provided that in the case of this clause (iii), such Indebtedness is (without duplication of amounts included pursuant to Section 7.2(c)) permitted by Section 7.8(h);

(c)           Guarantee Obligations by (i) any Borrower Party of obligations of any Loan Party, (ii) any Subsidiary that is not a Loan Party of obligations of any other Subsidiary that is not a Loan Party and (iii) any Borrower Party of any other Group Member; provided that in the case of this clause (iii), such Guarantee Obligations are (without duplication of amounts included pursuant to Section 7.2(b)) permitted by Section 7.8(h); provided further that the aggregate outstanding principal amount of Indebtedness so guaranteed pursuant to this clause (iii), together (without duplication) with Indebtedness outstanding under Section 7.2(e), Section 7.2(t) and Section 7.2(y), shall not exceed the greater of (1) $62,500,000 and (2) 50% of Consolidated EBITDA for the Applicable Reference Period at the time of incurrence thereof; provided further that in the case of this Section 7.2(c), to the extent the underlying obligations are subordinated to the Obligations, any such related Guarantee Obligations incurred by a Loan Party shall be subordinated to the guarantee of such Loan Party of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the obligations to which such Guarantee Obligation relates;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and Guarantee Obligations of Holdings in respect thereof outstanding on the date hereof (provided that (i) Indebtedness among Loan Parties and (ii) Indebtedness with an aggregate outstanding principal amount or committed amount of less than $1,000,000 shall not be required to be set forth on such Schedule) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)           Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate outstanding principal amount not to exceed the greater of (i) $10,000,000 and (ii) 20% of Consolidated EBITDA for the Applicable Reference Period at the time of incurrence thereof; provided that Indebtedness incurred under this Section 7.2(e) shall not exceed, together (without duplication) with the aggregate outstanding principal amount of Indebtedness guaranteed pursuant to Section 7.2(c)(iii) and the aggregate principal amount of Indebtedness outstanding under Section 7.2(t) and Section 7.2(y), the greater of (i) $62,500,000 and (ii) 50% of Consolidated EBITDA for the Applicable Reference Period at the time of incurrence thereof;

(f)            [Reserved];

(g)           [Reserved];

(h)           Permitted Credit Agreement Refinancing Indebtedness and any Permitted Refinancing Indebtedness in respect of the foregoing;

(i)            Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply agreements, in each case in the ordinary course of business;

(j)            Indebtedness for bank overdrafts or returned items incurred in the ordinary course of business that are promptly repaid;

(k)           Indebtedness of Holdings incurred pursuant to Holdings Loans;

(l)            unsecured Indebtedness of Holdings evidencing the purchase price of Capital Stock of Holdings or options or warrants thereof purchased by Holdings from current or former officers, directors and employees, their respective estates, spouses or former spouses, provided such Indebtedness is subordinated to the Obligations on terms acceptable to the Administrative Agent;

(m)          Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(n)           Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;

(o)           contingent obligations to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (including obligations in respect of Specified Cash Management Agreements) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(p)           (i) Permitted Unsecured Indebtedness so long as, at the time of incurrence of such Permitted Unsecured Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of incurrence thereof, is not in excess of 3.25:1.00 (or, if during a Financial Covenant Increase Period, 3.75:1.00) and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(q)           unsecured earnouts in connection with a Permitted Acquisition;

(r)            Indebtedness representing deferred compensation to employees or directors of the Group Members incurred in the ordinary course of business;

(s)           Indebtedness arising under any Swap Agreement permitted by Section 7.11;

(t)            (i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Borrower Party in a transaction permitted hereunder) after the Restatement Effective Date, or Indebtedness of any Person that is assumed by a Borrower Party in connection with an acquisition of assets by a Borrower Party in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, amalgamation or consolidation) or such assets being acquired and (ii) Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that after giving effect to the applicable acquisition (or merger, amalgamation or consolidation) or such assumption of Indebtedness, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of such acquisition (or merger, amalgamation or consolidation) or assumption, is not in excess of 2.75:1.00 (or, if during a Financial Covenant Increase Period, 3.25:1.00); provided further that the aggregate principal amount of Indebtedness outstanding under this Section 7.2(t), together (without duplication) with the aggregate outstanding principal amount of Indebtedness guaranteed pursuant to Section 7.2(c)(iii) and the aggregate principal amount of Indebtedness outstanding under Section 7.2(e) and Section 7.2(y), shall not exceed the greater of (i) $62,500,000 and (ii) 50% of Consolidated EBITDA for the Applicable Reference Period at the time of incurrence thereof; provided further that the aggregate principal amount of Indebtedness outstanding under this Section 7.2(t) that has a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Term Loans then outstanding with the longest remaining weighted average life to maturity shall not exceed 100% of Consolidated EBITDA for the Applicable Reference Period at the time of incurrence thereof;

(u)           Indebtedness consisting of performance and surety bonds in favor of Indian tax and port authorities with respect to the importation of goods into India in the ordinary course of business by the Borrower Parties, to the extent required by such tax and port authorities;

(v)           Guarantee Obligations of Holdings in respect of Permitted Unsecured Indebtedness and Permitted Credit Agreement Refinancing Indebtedness (and, in each case, any Permitted Refinancing Indebtedness in respect thereof);

(w)          Attributable Indebtedness in an aggregate principal amount not to exceed $35,000,000 at any time outstanding, which Attributable Indebtedness arises out of a sale and leaseback transaction permitted under Section 7.7;

(x)            Indebtedness which is fully backed or secured by one or more Letters of Credit and the proceeds thereof (i.e., the outstanding principal amount of such Indebtedness shall never exceed the aggregate amount remaining available to be drawn under such Letter(s) of Credit), but not any other collateral except to the extent that a Lien on such other collateral as security for such Indebtedness is otherwise permitted under Section 7.3 (other than Section 7.3(bb));

(y)           Indebtedness of Subsidiaries that are not Loan Parties in an aggregate outstanding principal amount not to exceed, together (without duplication) with the aggregate outstanding principal amount of Indebtedness guaranteed pursuant to Section 7.2(c)(iii) and the aggregate principal amount of Indebtedness outstanding under Section 7.2(e) and Section 7.2(t), shall not exceed the greater of (i) $62,500,000 and (ii) 50% of Consolidated EBITDA for the Applicable Reference Period at the time of incurrence thereof;

(z)           additional Indebtedness of (i) the Loan Parties (other than Holdings) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding and (ii) Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(aa)         so long as after giving effect to the issuance and incurrence thereof and the use of proceeds thereof, (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of consummation thereof, is in pro forma compliance with Section 7.1(a), Qualified Holding Company Debt; and

(bb)        all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest or obligations described in clauses (a) through (aa) above.

7.3.          Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)           Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, suppliers’, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings or its Subsidiaries, as the case may be, in conformity with GAAP;

(c)           (i) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or its Subsidiaries;

(d)           deposits to secure (i) the performance of bids, leases, trade contracts (other than for borrowed money), (ii) statutory, regulatory, contractual or warranty obligations (other than for borrowed money and other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), (iii) surety, stay, customs and appeal bonds, (iv) performance bonds and (v) other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions, reservations, covenants, conditions, title exceptions, zoning and other restrictions, building codes, land use laws, minor defects or other minor irregularities of title, encroachments, protrusions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower Party;

(f)            Liens in existence on the Restatement Effective Date and (to the extent securing Indebtedness in an aggregate principal or committed amount in excess of $1,000,000 as of the Restatement Effective Date) listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Restatement Effective Date and that the amount of Indebtedness secured thereby is not increased;

(g)           Liens securing Indebtedness of any Borrower Party incurred pursuant to Section 7.2(e) to finance the acquisition, repair or construction of fixed or capital assets, provided that (i) such Liens shall be created within 90 days of the acquisition, repair or construction of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (iii) the amount of Indebtedness secured thereby is not increased;

(h)           Liens created pursuant to the Security Documents;

(i)            any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into by any Borrower Party in the ordinary course of its business and covering only the assets so leased or licensed;

(j)            Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(k)           Liens (i) in favor of a banking or other depositary institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary to the banking industry, (ii) in favor of a financial institution arising as a matter of law encumbering financial assets on deposit in securities accounts (including the right of set-off) and which are within the general parameters customary to the securities industry and (iii) that are contractual rights of set-off relating to the establishment of depository and cash management relations with banks not given in connection with the issuance of Indebtedness for borrowed money and which are within the general parameters customary to the banking industry;

(l)            [reserved];

(m)          Liens on the Collateral securing (i) Permitted First Priority Refinancing Indebtedness permitted under Section 7.2(h) (and permitted Guarantee Obligations in respect thereof) on a pari passu basis with the Liens on the Collateral securing the Obligations and, if secured by the Collateral, Permitted Refinancing Indebtedness in respect thereof (and permitted Guarantee Obligations in respect thereof) and (ii) Permitted Junior Priority Refinancing Indebtedness permitted under Section 7.2(h) (and permitted Guarantee Obligations in respect thereof) on a junior basis to the Liens on the Collateral securing the Obligations and, if secured by the Collateral, Permitted Refinancing Indebtedness in respect thereof (and permitted Guarantee Obligations in respect thereof); provided that, in each case, such Liens are subject to an Intercreditor Agreement which has been entered into by the holders of the applicable Indebtedness or a trustee, collateral agent, security agent or other Person acting on behalf of the holders of the applicable Indebtedness;

(n)           non-exclusive licenses and sublicenses granted by a Borrower Party and leases and subleases (by a Borrower Party as lessor or sublessor) to third parties in the ordinary course of business not interfering in any material respect with the business of the Borrower Parties;

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Borrower Party in the ordinary course of business;

(p)           Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(q)           Liens arising by operation of law or contract on insurance policies and proceeds thereof to secure premiums payable thereunder;

(r)            Liens attaching solely to cash earnest money deposits in connection with Investments permitted under Section 7.8;

(s)           Liens on property, and only such property, which is the subject of an unconsummated asset purchase agreement in connection with an asset disposition permitted hereunder, which Liens secure the obligation of a Borrower Party under such agreement;

(t)            Liens consisting of prepayments and security deposits in connection with leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the applicable Borrower Party in the ordinary course of business and not required as a result of any breach of any agreement or default in payment of any obligation;

(u)           Liens granted by Subsidiaries that are not Loan Parties to secure Indebtedness permitted by Section 7.2(y) or Section 7.2(z)(ii);

(v)           Liens on assets (including Capital Stock) existing at the time of the permitted acquisition of such property by any Borrower Party (or at the time the Person owning such property is acquired by or merged or consolidated with or into a Borrower Party) to the extent the Liens on such assets secure Indebtedness permitted by Section 7.2(t) or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets or category of assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness in respect thereof permitted by Section 7.2(t)) that such Liens secured, immediately prior to such permitted acquisition (or such merger, amalgamation or consolidation); provided further that after giving effect to any such permitted acquisition (or merger, amalgamation or consolidation) and such Indebtedness or other obligations, the Consolidated Secured Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 3.00:1.00 (or, if during a Financial Covenant Increase Period, 3.50:1.00);

(w)          Prior Claims that are unregistered and secure amounts that are not yet due and payable;

(x)            with respect to the Canadian Borrower or any Canadian Subsidiary, reservations in any original grants from the Crown of any land or interest therein, statutory exceptions to title, and reservations of mineral rights (including coal, oil and natural gas) in any grants from the Crown or from any other predecessor in title;

(y)           Liens on Cafeteria Plan Flex Accounts;

(z)            Liens arising from the rendering of an interim or final judgment or order against any Group Member that does not give rise to an Event of Default;

(aa)         Liens on property purportedly rented to, or leased by, any Borrower Party pursuant to a sale and leaseback transaction permitted under Section 7.7; provided that (i) such Liens do not encumber any other property of any Borrower Party and (ii) such Liens secure only Indebtedness permitted under Section 7.2(w);

(bb)        Liens consisting of pledges or assignments of any Letter of Credit and the proceeds thereof as collateral for Indebtedness permitted pursuant to Section 7.2(x);

(cc)         Liens arising from precautionary Uniform Commercial Code and PPSA financing statements filed in respect of any operating lease;

(dd)         Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; and

(ee)         Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $25,000,000 at any one time.

7.4.          Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)           (i) any Subsidiary of the U.S. Borrower (other than the Canadian Borrower or the Dutch Borrower) may be merged or consolidated with or into the U.S. Borrower (provided that the U.S. Borrower shall be the continuing or surviving corporation) or with or into any U.S. Subsidiary Guarantor (provided that the U.S. Subsidiary Guarantor shall be the continuing or surviving corporation), (ii) any Subsidiary of the Canadian Borrower may be merged, amalgamated or consolidated with or into the Canadian Borrower (provided that the Canadian Borrower shall be the continuing or surviving corporation) or with or into any Canadian Subsidiary Guarantor (provided that the Canadian Subsidiary Guarantor shall be the continuing or surviving corporation) and (iii) ) any Subsidiary of the Dutch Borrower may be merged, amalgamated or consolidated with or into the Dutch Borrower (provided that the Dutch Borrower shall be the continuing or surviving corporation) or with or into any Dutch Subsidiary Guarantor (provided that the Dutch Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)           (i) any Subsidiary of the U.S. Borrower may Dispose of any or all of its assets (x) to the U.S. Borrower or any U.S. Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (y) pursuant to a Disposition permitted by Section 7.5, (ii) any Subsidiary of the Canadian Borrower may Dispose of any or all of its assets (x) to any Canadian Loan Party (upon voluntary liquidation or otherwise) or (y) pursuant to a Disposition permitted by Section 7.5 and (iii) any Subsidiary of the Dutch Borrower may Dispose of any or all of its assets (x) to any Dutch Loan Party (upon voluntary liquidation or otherwise) or (y) pursuant to a Disposition permitted by Section 7.5;

(c)           any Subsidiary that is not a Loan Party may (i) be merged, consolidated or amalgamated with or into any other Subsidiary that is not a Loan Party and (ii) liquidate or dissolve if the U.S. Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower Parties and is not materially disadvantageous to the Administrative Agent or the Lenders;

(d)           any Subsidiary that is a Loan Party (other than the Canadian Borrower or the Dutch Borrower) and is an Immaterial Subsidiary may liquidate and dissolve if (i) the U.S. Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower Parties and is not materially disadvantageous to the Administrative Agent or the Lenders and (ii) any assets of such Subsidiary are Disposed of to a U.S. Borrower or a U.S. Subsidiary Guarantor (in the case of a dissolution of a U.S. Loan Party), the Canadian Borrower or a Canadian Subsidiary Guarantor (in the case of a dissolution of a Canadian Loan Party) or the Dutch Borrower or a Dutch Subsidiary Guarantor (in the case of a dissolution of a Dutch Loan Party); and

(e)           any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5.          Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of obsolete, worn out, uneconomical or surplus property in the ordinary course of business;

(b)           the sale of inventory in the ordinary course of business;

(c)           Dispositions permitted by Section 7.4(b)(i)(x) or Section 7.4(b)(ii)(x);

(d)           the sale or issuance of (i) any Subsidiary of the U.S. Borrower’s Capital Stock to the U.S. Borrower or any U.S. Subsidiary Guarantor, (ii) any Subsidiary of the Canadian Borrower’s Capital Stock to the Canadian Borrower or any Canadian Subsidiary Guarantor, (iii) any Subsidiary of the Dutch Borrower’s Capital Stock to the Dutch Borrower or any Dutch Subsidiary Guarantor and (iv) the U.S. Borrower’s Capital Stock to Holdings;

(e)           Dispositions of cash and Cash Equivalents;

(f)            sales or discounting, on a non-recourse basis and in the ordinary course of business, past due Accounts in connection with the collection or compromise thereof;

(g)           Restricted Payments permitted by Section 7.6 and Investments permitted by Section 7.8 (other than Section 7.8(t));

(h)           Dispositions by (i) any Subsidiary to any U.S. Loan Party (other than Holdings) or any Canadian Loan Party, (ii) any Subsidiary (other than a U.S. Loan Party or a Canadian Loan Party) to a Dutch Loan Party, (iii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iv) any Group Member to any other Group Member; provided that in the case of this clause (iv), such Disposition is permitted by Section 7.8(h); provided further that in no event shall this Section 7.5(h) permit a Borrower to transfer all or substantially all of its assets to any other Person;

(i)            Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party; provided that the requirements of Section 2.11(b), to the extent applicable, are complied with in connection therewith;

(j)            the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of a Loan Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of such Loan Party;

(k)           Liens permitted under Section 7.3 (to the extent constituting a transfer of property);

(l)            terminations of leases, subleases, licenses, sublicenses or similar use and occupancy agreements by the applicable Borrower Party in the ordinary course of business that do not interfere in any material respect with the business of the Borrower Parties;

(m)          trade-ins and exchanges of equipment with third parties conducted in the ordinary course of business to the extent substantially comparable (or better) equipment useful in the operation of the business of any Borrower Party (or if the property traded in or exchanged is property of (i) a U.S. Loan Party or a Canadian Loan Party, useful in the operation of the business of any U.S. Loan Party or Canadian Loan Party, respectively or (ii) a Dutch Loan Party, useful in the operation of the business of any Dutch Loan Party) is obtained in exchange therefor;

(n)          dispositions of non-core assets (to be determined by the U.S. Borrower in the exercise of its reasonable good faith business judgment and to consist only of those assets designated as “non-core assets” pursuant to written notification by the U.S. Borrower delivered to the Administrative Agent prior to the time the Permitted Acquisition pursuant to which such assets are acquired is consummated) acquired in connection with any Permitted Acquisition; provided that the Consolidated EBITDA generated by such non-core assets shall not have been included in the calculation of Consolidated EBITDA in respect of the applicable Permitted Acquisition;

(o)           sales, assignments or other transfers by any Borrower Party of the Capital Stock of Foreign Subsidiaries to any Borrower Party;

(p)           the unwinding of any Swap pursuant to its terms;

(q)           sale and leaseback transactions permitted by Section 7.7; and

(r)            other Dispositions of assets (including Capital Stock); provided that (i) if the total fair market value of the assets subject to any such Disposition or series of related Dispositions is in excess of $2,500,000, it shall be for fair market value (determined as if such Disposition was consummated on an arm’s-length basis) and at least 75% of the total consideration therefor shall be in the form of cash or Cash Equivalents, (ii) no Default or Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Default or Event of Default exists) and (iii) the requirements of Section 2.11(b), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (i) above, the following shall be deemed to be cash: (A) any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of any Group Member (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which a Group Member shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations received by a Borrower Party from such transferee that are converted by such Borrower Party into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by a Borrower Party in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.5(r) that is at that time outstanding, not to exceed $5,000,000.

7.6.          Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)           (i) any Subsidiary of the U.S. Borrower may make Restricted Payments to the U.S. Borrower or any U.S. Subsidiary Guarantor, (ii) any Subsidiary of the Canadian Borrower may make Restricted Payments to the Canadian Borrower or any Canadian Subsidiary Guarantor, (iii) any Subsidiary of the Dutch Borrower may make Restricted Payments to the Dutch Borrower or any Dutch Subsidiary Guarantor and (iv) any Subsidiary of a Borrower may make Restricted Payments ratably to its equity holders;

(b)           Holdings may declare and make dividend payments or other distributions payable solely in its Capital Stock;

(c)           so long as no Specified Event of Default has occurred and is continuing, the U.S. Borrower may make distributions to Holdings which are promptly used by Holdings to redeem or repurchase from current or former officers, directors and employees (or their current or former spouses, their estates, their estate planning vehicles or their family members) Capital Stock, provided that the aggregate Restricted Payments permitted under this Section 7.6(c) shall not exceed $50,000,000 unless such redemption or repurchase is funded with the Net Cash Proceeds Not Otherwise Applied received by Holdings from the issuance and sale of its Capital Stock (other than a sale to a Group Member and other than an issuance or sale of Disqualified Capital Stock);

(d)           in the event the U.S. Borrower files a consolidated, combined, unitary or similar type income tax return with Holdings, the U.S. Borrower may make distributions to Holdings to permit Holdings to pay Federal and state income taxes then due and payable, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided, that the amount of such distribution shall not be greater than the amount of such taxes or expenses that would have been due and payable by the U.S. Borrower and its relevant Subsidiaries had the U.S. Borrower not filed a consolidated, combined, unitary or similar type return with Holdings;

(e)           the U.S. Borrower may make distributions to Holdings which are promptly used by Holdings to pay overhead expenses, professional fees and expenses and directors fees and expenses, in any case, incurred in the ordinary course of business;

(f)            Holdings may repurchase shares of Capital Stock issued by Holdings to current or former officers, directors and employees of any Group Member (or its current or former spouses, their estates, their estate planning vehicles or their family members) by cancellation of notes permitted pursuant to Section 7.8(m) and/or by issuance of notes permitted pursuant to Section 7.2(l);

(g)           the U.S. Borrower may make distributions to Holdings to allow Holdings to promptly make cash payments of compensation for actual services rendered (including severance) owing to, and any employee benefit allowance paid or provided to, members of management employed by Holdings;

(h)           Holdings may repurchase (and the U.S. Borrower may make Restricted Payments to Holdings to allow it to repurchase) fractional shares of its Capital Stock from officers, directors and employees of any Group Member not to exceed $100,000 in the aggregate;

(i)            [Reserved];

(j)            Restricted Payments may be made by Holdings (and the U.S. Borrower may make Restricted Payments to Holdings in respect thereof); provided that (i) at the time of the making of such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (ii) at the time of the making of such Restricted Payment and immediately after giving effect thereto, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.50:1.00;

(k)           Restricted Payments may be made by Holdings (and the U.S. Borrower may make Restricted Payments to Holdings in respect thereof) in an amount not to exceed $15,000,000 in the aggregate; provided that at the time of the making of such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(l)            Holdings may make Restricted Payments made with the Net Cash Proceeds Not Otherwise Applied received by Holdings (and, to the extent such Net Cash Proceeds were contributed to the common equity of the U.S. Borrower, the U.S. Borrower may make Restricted Payments to Holdings to enable it to make such Restricted Payments) from (i) cash contributions (other than from a Group Member) to Holdings or (ii) the issuance and sale of its Capital Stock (other than a sale to a Group Member and other than an issuance or sale of Disqualified Capital Stock); provided that at the time of the making of such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(m)           repay, repurchase, redeem, defease, retire or otherwise acquire Junior Indebtedness to the extent permitted by Section 7.9;

(n)           [reserved]; and

(o)           Holdings may make Restricted Payments within 60 days after the date of declaration thereof if at such date of declaration such dividend would have been permitted under this Section 7.6, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.

7.7.          Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, unless the Net Cash Proceeds received by the applicable Group Member in connection with such transaction are at least equal to the fair market value (as determined by the board of directors of the U.S. Borrower) of such property; provided that the aggregate amount of consideration paid to the Group Members (and the aggregate principal amount of any Attributable Indebtedness) in respect of transactions permitted under this Section 7.7 shall not exceed $35,000,000.

7.8.          Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           investments in Cash Equivalents;

(c)           Guarantee Obligations permitted by Section 7.2 (other than Section 7.2(c)(iii));

(d)           loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e)           [Reserved];

(f)            to the extent constituting Investments, pledges and deposits in the ordinary course of business to the extent permitted by Section 7.3(c), Section 7.3(d) or Section 7.3(t);

(g)           intercompany Investments (including capital contributions) by (i) any Loan Party in the U.S. Borrower or the Canadian Borrower or any Person that, prior to such investment, is a U.S. Subsidiary Guarantor or a Canadian Subsidiary Guarantor, (ii) any Subsidiary (other than a U.S. Loan Party or a Canadian Loan Party) in the Dutch Borrower or any Person that, prior to such investment, is a Dutch Subsidiary Guarantor and (iii) any Subsidiary that is not a Loan Party in any other Person that, prior to such investment, is a Subsidiary that is not a Loan Party;

(h)           intercompany Investments (including capital contributions) by any Borrower Party in any other Borrower Party in an aggregate amount, without duplication, not to exceed $40,000,000;

(i)            capital contributions by Holdings to the U.S. Borrower;

(j)            [Reserved];

(k)            Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.5;

(l)            Investments acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(m)          Investments consisting of non-cash loans made by Holdings to officers, directors and employees of a Loan Party which are used by such Persons to purchase simultaneously Capital Stock of Holdings;

(n)           Investments existing on the Restatement Effective Date, which Investments are set forth on Schedule 7.8(n) if such existing Investment is not among the Loan Parties and the amount of the initial investment was in excess of $1,000,000;

(o)           to the extent constituting an Investment, the capitalization or forgiveness by any Group Member of Indebtedness owed to it by another Group Member (provided no Loan Party shall forgive any such Indebtedness while a Specified Event of Default has occurred and is continuing without the consent of the Administrative Agent);

(p)           the holding of accounts receivable owing to such Person if created in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(q)           to the extent constituting an Investment, prepayments and deposits to suppliers made in the ordinary course of business;

(r)            Permitted Acquisitions (including, in each case, earnest money deposits in connection therewith);

(s)           Investments acquired as a result of the purchase or other acquisition by any Borrower Party in connection with a Permitted Acquisition; provided, that such Investments were not made in contemplation of such Permitted Acquisition and were in existence at the time of such Permitted Acquisition;

(t)            Investments permitted by Section 7.5(o);

(u)           [reserved];

(v)           other Investments by the Borrower Parties, if at the time of such Investment, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis as of the date of such Investment, is not in excess of 3.25:1.00 (or, during a Financial Covenant Increase Period, 3.75:1.00);

(w)          other Investments by the Borrower Parties (valued at cost at the time of each Investment) made after the Restatement Effective Date not to exceed $50,000,000 in the aggregate at any time outstanding (it being agreed that upon a return of all or any portion of such Investment, such Investment shall no longer be considered outstanding to the extent so returned); and

(x)           other Investments by the Borrower Parties made with the Net Cash Proceeds Not Otherwise Applied received by Holdings from (i) cash contributions (other than from a Group Member) to Holdings or (ii) the issuance and sale of its Capital Stock (other than a sale to a Group Member and other than an issuance or sale of Disqualified Capital Stock); provided that at the time of the making of such Investment, no Default or Event of Default shall have occurred and be continuing.

7.9.          Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds (the foregoing, “Restricted Debt Payments”) with respect to any Subordinated Indebtedness or any Permitted Unsecured Indebtedness (or any Permitted Refinancing Indebtedness in respect of the foregoing) (all such Indebtedness, “Junior Indebtedness”), other than:

(i)            regularly scheduled, non-accelerated payments of principal and interest on account of Junior Indebtedness subject to (if applicable) the subordination provisions with respect thereto and (y) any “AHYDO” payment for the purpose of causing such Indebtedness not to be treated as “applicable high yield discount obligation” within the meaning of Code Section 163(i) shall be permitted;

(ii)           refinancings of Junior Indebtedness with the proceeds of Permitted Refinancing Indebtedness permitted in respect thereof under Section 7.2;

(iii)          Restricted Debt Payments of intercompany Junior Indebtedness permitted hereunder owed by any Group Member to any other Group Member; provided that no prepayments of any Junior Indebtedness owed by any Loan Party to any Group Member that is not a Loan Party shall be permitted so long as no Event of Default under Section 8(a) or Section 8(f) shall have occurred and be continuing;

(iv)          [reserved]

(v)           Restricted Debt Payments of Junior Indebtedness; provided that (i) at the time of the making of such Restricted Debt Payment, no Default or Event of Default shall have occurred and be continuing and (ii) at the time of the making of such Restricted Debt Payment and immediately after giving effect thereto, the Consolidated Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.50:1.00;

(vi)          Restricted Debt Payments in an amount not to exceed $15,000,000 in the aggregate; provided that at the time of the making of such Restricted Debt Payment, no Default or Event of Default shall have occurred and be continuing; and

(vii)         Restricted Debt Payments made with the Net Cash Proceeds Not Otherwise Applied received by Holdings from (i) cash contributions (other than from a Group Member) to Holdings or (ii) the issuance and sale of its Capital Stock (other than a sale to a Group Member and other than an issuance or sale of Disqualified Capital Stock); provided that at the time of the making of such Restricted Debt Payment, no Default or Event of Default shall have occurred and be continuing;

(b)           amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness such that such Indebtedness would no longer meet the requirements of Subordinated Indebtedness and/or Permitted Unsecured Indebtedness, as applicable.

7.10.        Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (i) transactions among Loan Parties, (ii) transactions among Subsidiaries that are not Loan Parties, (iii) transactions among Loan Parties and any other Affiliate so long as such transaction is on terms no less favorable to any such Loan Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Group Member and (iv) transactions among Group Members consistent with past practices and made in the ordinary course of business), unless such transaction is (a) permitted by this Agreement or the other Loan Documents and (b) upon fair and reasonable terms materially no less favorable to such Group Member than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Group Member; provided that the foregoing restriction in clause (b) shall not apply to: (i) transactions set forth on Schedule 7.10, (ii) issuances by Holdings of awards or grants of equity securities, employment and severance agreements, stock options and stock ownership plans approved by the board of directors, board of managers or similar governing body, as applicable, of any Group Member, (iii) the payment of directors’ fees and reimbursement of actual out-of-pocket expenses and indemnities incurred by Persons in their capacities as directors and in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $250,000 in any fiscal year of Holdings, (iv) Restricted Payments permitted by Section 7.6, (v) Investments permitted by Section 7.8(d), (vi) the payment of Transaction Expenses, (vii) [reserved] and (viii) the issuance by the U.S. Borrower of Capital Stock to Holdings.

7.11.        Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower Party has actual or anticipated exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower Party.

7.12.        Changes in Fiscal Periods. Permit the fiscal year of Holdings to end on a day other than March 31 or change Holdings’ method of determining fiscal quarters.

7.13.        Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) restrictions and conditions existing on the Restatement Effective Date or any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) restrictions and conditions contained in any agreement governing or evidencing Permitted Refinancing Indebtedness in respect of Indebtedness governed by this Agreement and the other Loan Documents (including Permitted Credit Agreement Refinancing Indebtedness) or Permitted Refinancing Indebtedness in respect thereof; provided that the restrictions and conditions contained in any such agreement or document referred to in this clause (d) are not less favorable in any material respect to the Lenders than the restrictions and conditions imposed by this Agreement and the other Loan Documents, (e) restrictions and conditions contained in any agreement governing Liens permitted under Section 7.3(u) (in which case, any prohibition or limitation shall be effective only against the asset or assets subject to such permitted Liens), (f) with respect to operating leases and other third-party contracts, customary limitations on the ability of a party thereto to assign its interests in the underlying contract without the consent of the other party thereto (provided nothing therein limits the ability of a party thereto to assign its interests in and to all proceeds derived from or in connection with such contract), (g) customary restrictions and conditions contained in any agreement relating to the sale of a Subsidiary or any property permitted under Section 7.5 pending the consummation of such sale, (h) any agreement in effect at the time a Subsidiary becomes a Subsidiary, so long as such prohibition or limitation applies only to such Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Subsidiary, as such agreement may be amended, restated, supplemented, modified, extended, renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.13 contained therein and (i) non-consensual encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority.

7.14.            Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the U.S. Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Borrower Party, (b) make loans or advances to, or other Investments in, any Borrower Party or (c) transfer any of its assets to any Borrower Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions contained in any agreement governing or evidencing Permitted Refinancing Indebtedness in respect of Indebtedness governed by this Agreement and the other Loan Documents (including Permitted Credit Agreement Refinancing Indebtedness) or Permitted Refinancing Indebtedness in respect thereof; provided that the restrictions contained in any such agreement or document referred to in this clause (iii) are not less favorable in any material respect to the Lenders than the restrictions and conditions imposed by this Agreement and the other Loan Documents, (iv) any agreement in effect at the time a Subsidiary becomes a Subsidiary, so long as such prohibition or limitation applies only to such Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Subsidiary, as such agreement may be amended, restated, supplemented, modified, extended, renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.14 contained therein, (v) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be, (vi) customary restrictions on cash or deposits or net worth required by customers under contracts entered into in the ordinary course of business and (vii) any agreement with respect to Indebtedness of a Foreign Subsidiary that is not a Loan Party permitted pursuant to this Agreement so long as such prohibitions or limitations are only with respect to such Foreign Subsidiary and its assets or any Subsidiary of such Foreign Subsidiary and its assets.

7.15.        Lines of Business. (a) Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower Parties are engaged on the Restatement Effective Date or that are reasonably related, ancillary or complementary thereto.

(b)           Holdings shall not engage in any business or activities or own any property other than (i) ownership of the Capital Stock of the U.S. Borrower and activities ancillary thereto, (ii) activities and contractual rights incidental to maintenance of its corporate existence (including the incurrence of any corporate overhead), (iii) the hiring and employment of members of the management of the U.S. Borrower and activities reasonably related thereto, (iv) performance of its obligations under the Loan Documents to which it is a party, (v) finding potential targets for acquisitions, negotiating the acquisition thereof and being a party to the applicable acquisition agreement (and performing its obligations thereunder), (vi) receipt of the proceeds of Restricted Payments to the extent of Restricted Payments permitted to be made to Holdings pursuant to Section 7.6 and (vii) activities of Holdings expressly permitted hereunder.

7.16.        Use of Proceeds. Request any Loan or Letter of Credit, and no Borrower shall use, and each Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, Canada or in a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.17.        Preferred Capital Stock. Issue, or permit to be issued, any preferred Capital Stock of any Subsidiary of Holdings that is not a Borrower or a Subsidiary Guarantor.

Section 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           a Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or a Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document (including any required cash collateral amount), within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           Holdings or any Borrower shall default in the observance or performance of any agreement contained in Section 6.4(a)(i), or any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a) or Section 7 of this Agreement; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after receipt by the Borrower Representative of written notice to the Borrower Representative from the Administrative Agent or the Required Lenders; or

(e)           any Group Member shall (i) default in making any payment of any principal of any Indebtedness with a principal outstanding amount in excess of $10,000,000 (such Indebtedness, “Material Indebtedness”) (including any Guarantee Obligation of Material Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; or

(f)            (i) any Material Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receiver-manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Material Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Material Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Material Group Member shall make a general assignment for the benefit of its creditors; or

(g)           (i) an ERISA Event and/or a Foreign Plan Event and/or Canadian Pension Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Title IV Plan; (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Benefit Plan, a Foreign Benefit Arrangement, a Foreign Plan, a Canadian Pension Plan or a Canadian Benefit Plan; and in each case in clauses (i) through (v) above, such event or condition would reasonably be expected to result in a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against any Material Group Member involving in the aggregate a liability of $10,000,000 or more (excluding amounts covered by insurance to the extent the relevant insurer has not denied coverage therefor), and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)            this Agreement or any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert (other than in each case in accordance with the terms thereof), or any Lien created by any of the Security Documents on a material portion of the Collateral purported to be covered thereby shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than (1) as a result of the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments actually received by it representing possessory collateral pledged under the U.S. Guarantee and Collateral Agreement, the Canadian Collateral Documents or the Dutch Collateral Documents, (2) as a result of a UCC or PPSA (or equivalent) filing having lapsed because a UCC or PPSA continuation statement (or equivalent) was not filed in a timely manner or (3) in accordance with the terms of the applicable Security Document); or

(j)            the guarantee contained in Section 2 of the U.S. Guarantee and Collateral Agreement, the guarantee contained in Section 2 of the Canadian Guarantee and Collateral Agreement or Section 9.16 of this Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert (other than in each case in accordance with the terms thereof); or

(k)           (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding stock (or the combined voting power) of Holdings entitled to vote generally in the election of directors of Holdings; (ii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the U.S. Borrower free and clear of all Liens (except Liens created by the U.S. Guarantee and Collateral Agreement and other Liens permitted by Section 7.3); and (iii) the U.S. Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Canadian Borrower or the Dutch Borrower free and clear of all Liens (except Liens created by the U.S. Guarantee and Collateral Agreement, the Canadian Collateral Documents or the Dutch Collateral Documents and other Liens permitted by Section 7.3) (the occurrence of any of clauses (i) through (iii), a “Change of Control”);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to a Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with respect to any Event of Default with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the U.S. Borrower shall at such time deposit (in the currency of the applicable Letter of Credit) in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit issued for the account of such Borrower. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of U.S. Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the U.S. Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the U.S. Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders, after the occurrence and during the continuance of an Event of Default, may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, after the occurrence and during the continuance of an Event of Default, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each of Holdings and each Borrower agrees on behalf of itself and each other Loan Party, at the Administrative Agent’s request after the occurrence and during the continuance of an Event of Default, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at any Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements to the extent reimbursable or indemnified pursuant to Section 10.5, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each of Holdings and each Borrower agrees on behalf of each itself and each other Loan Party that each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent, any Syndication Agent, any Documentation Agent or any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

Section 9

THE ADMINISTRATIVE AGENT

9.1.          Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2.          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3.          Exculpatory Provisions. None of the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4.          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5.          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6.           Acknowledgements of Lenders. (a) Each Lender expressly acknowledges that none of the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

(b)           (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent (A) in respect of amounts in a currency other than Canadian Dollars, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect or (B) in respect of amounts in Canadian Dollars, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.06(b) shall be conclusive, absent manifest error.

(ii)           Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent (A) in respect of amounts in a currency other than Canadian Dollars, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect or (B) in respect of amounts in Canadian Dollars, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)          The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by a Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such erroneous Payment.

(iv)          Each party’s obligations under this Section 9.06(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.7.          Indemnification. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct (it being understood that pending the outcome of any such decision, the Lenders remain obligated to pay amounts on a current basis). The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8.          Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9.          Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower Representative. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Borrower Representative (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10.        Arranger and Syndication Agents. The Arrangers shall not have any duties or responsibilities hereunder in its capacity as such. The Syndication Agent and Documentation Agents shall not have any duties or responsibilities hereunder in its capacity as such.

9.11.        Secured Parties. By accepting the benefits of the Collateral, each Secured Party, whether or not a party hereto, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph. No Specified Cash Management Agreement, Specified Bank Guarantee, Specified Bond Obligation or Specified Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.

9.12.        Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason, such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.13.        Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not for the avoidance of doubt for the benefit of the Borrowers or any of the Loan Parties, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plan Investors with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.14.        Posting of Communications. (a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system and used by it for such purpose with respect to its credit facilities generally (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Lenders and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and each of the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)           THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE DIRECTLY RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY APPLICABLE PARTY.

(d)           Each Lender and each Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (a) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (b) that the foregoing notice may be sent to such email address.

(e)           Each of the Lenders, each of the Issuing Lenders and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.15.        Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Lenders agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)           Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)           THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)           Each of the Lenders, each of the Issuing Lenders and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)           Nothing herein shall prejudice the right of the Borrowers to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.16.        Parallel Liability.

(a)           In this Section:

“Corresponding Liabilities” means all present and future liabilities and contractual and non-contractual obligations of a Loan Party under or in connection with this Agreement and the other Loan Documents, but excluding its Parallel Liability.

“Parallel Liability” means a Loan Party's undertaking pursuant to Section 9.16(c).

(b)           Each Loan Party irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

(c)           Each Secured Party and each Loan Party agree that:

(i)            a Loan Party's Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

(ii)           a Loan Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(iii)          a Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Loan Party to the Administrative Agent (even though that Loan Party may owe more than one Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of the Administrative Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and

(iv)          for purposes of this Section 9.16, the Administrative Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Lien securing a Parallel Liability on trust.

Section 10

MISCELLANEOUS

10.1.        Amendments and Waivers. Subject to Section 2.16(b), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility), (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i) and (z) that any amendment or waiver to any prepayment requirement hereunder shall not constitute an extension of the scheduled maturity date of a Loan or an extension of the scheduled date of an amortization payment) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral of the U.S. Loan Parties or release all or substantially all of the U.S. Guarantors from their obligations under the U.S. Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; provided that, with the consent of the Required Lenders or pursuant to a Refinancing Facility Agreement or an amendment contemplated by Section 2.24(d), the provisions of this Section 10.1 and the definition of the term Required Lenders may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Facilities of Loans or Lenders in respect thereof; (iv) release all or substantially all of the Collateral of the Canadian Loan Parties or the Dutch Loan Parties or release all or substantially all of the Canadian Subsidiary Guarantors or the Dutch Subsidiary Guarantors from their obligations under the Canadian Guarantee and Collateral Agreement or the Dutch Collateral Documents, as applicable, in each case without the written consent of all Revolving Lenders; (v) amend, modify or waive any provision of this Agreement to permit the incurrence or issuance of Indebtedness (including any refinancing of existing Indebtedness resulting in a new class of loans created under this Agreement) that would subordinate (or have the effect of subordinating) the payment priority of the Obligations or subordinate (or have the effect of subordinating) the Liens granted to the Administrative Agent in the Collateral, in each case without the written consent of each Lender affected thereby; (vi) amend, modify or waive any provision of Section 2.17 or Section 10.7(a) without the written consent of each Lender affected thereby; (vii) amend, modify or waive any provision of Section 6.5 of the U.S. Guarantee and Collateral Agreement, Section 6.5 of the Canadian Guarantee and Collateral Agreement or Section 6.3 of the Dutch Collateral Documents, in each case without the written consent of each Lender affected thereby; (viii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (ix) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (x) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (xi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower Representative, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, omission, inconsistency or defect or correct any typographical error or any manifest error in any Loan Document.

Furthermore, notwithstanding the foregoing, (a) the Borrower Representative and the Administrative Agent may, without the input or consent of any Lender or the Required Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Section 2.24, Section 2.25 or Section 2.26, (b) [reserved], (c) the Administrative Agent is hereby authorized by the Lenders to approve the forms of Security Documents as contemplated herein, and to enter into any Loan Documents in such forms as approved by it on or prior to the Restatement Effective Date (and thereafter as contemplated by the provisions of this Agreement) and (d) any guarantees, collateral security documents, Intercreditor Agreements and related documents executed by any Loan Party in connection with this Agreement may be in a form reasonably satisfactory to the Administrative Agent and may be amended, modified or supplemented with the consent of the Administrative Agent at the request of the Borrower Representative without the need to obtain the consent of any Lender or the Required Lenders if such amendment, modification or supplement is delivered in order (i) to comply with local law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or the U.S. Guarantee and Collateral Agreement, in the case of a Canadian Loan Party, the Canadian Collateral Documents or, in the case of a Dutch Loan Party, the Dutch Collateral Documents. Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrower Representative (without the need to obtain any consent of any Lender or the Required Lenders), any Loan Document may be amended to increase interest rate margins or floors, prepayment premiums or call protection, increase amortization, extend MFN protection, and/or extend or “reboot” any “soft call” provision, in each case to achieve fungibility in connection with the incurrence of any Incremental Term Facility or Incremental Revolving Commitments.

10.2.        Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic transmission, when received, addressed as follows: (i) if to Holdings or any Borrower, the Administrative Agent, an Issuing Lender or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties and (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire delivered to the Administrative Agent or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower Representative and the Administrative Agent;

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings, the U.S. Borrower, the Canadian Borrower and the Dutch Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Notices and other communications to any Borrower, any Loan Party, the Lenders, the Administrative Agent and the Issuing Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3.        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.        Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5.        Payment of Expenses and Taxes. The U.S. Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent (which counsel shall be limited to one firm of counsel to the Administrative Agent and one additional firm of local counsel to the Administrative Agent in each applicable jurisdiction) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the U.S. Borrower prior to the Restatement Effective Date (in the case of amounts to be paid on the Restatement Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent (which counsel shall be limited to one firm of counsel to the Administrative Agent and the Lenders (taken together as a single group or client), one additional firm of local counsel to the Administrative Agent and the Lenders (taken together as a single group or client) in each applicable jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions), additional counsel retained with the consent of the U.S. Borrower (such consent not to be unreasonably withheld, conditioned or delayed) and, in the case of an actual or perceived conflict of interest where the applicable Person affected by such conflict informs the U.S. Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such Person and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions) for such Person), (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender, the Arrangers, any Syndication Agent, any Documentation Agent and the Administrative Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable and documented costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication of the Facilities and the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by a Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or any actual or alleged presence or Release of Hazardous Materials on or from any Real Estate or any Environmental Liability related in any way to the Group Member or any of the properties and the reasonable and documented fees and expenses of legal counsel (it being agreed that legal counsel shall be limited to one firm of counsel for all Indemnitees, taken as a whole, and if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the applicable Indemnitee informs the U.S. Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions) for such Indemnitee)), including in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent (i) such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Control Affiliates or a material breach in bad faith by such Indemnitee or any of its Control Affiliates of its or their respective obligations under the Loan Documents (it being understood that, in each case, pending the outcome of any such decision, the U.S. Borrower remains obligated to pay the Indemnified Liabilities on a current basis) or (ii) such Indemnified Liabilities arise out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of a Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any such claim, litigation, investigation or proceeding brought against any Indemnitee in its capacity as or in fulfillment of its role as the Administrative Agent, the Arranger or any similar role in respect of a Facility), and provided, further, that this Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, each of Holdings, the U.S. Borrower, the Canadian Borrower and the Dutch Borrower agrees not to assert, and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent permitted by applicable law, no party hereto and no Group Member shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this sentence shall relieve the U.S. Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the U.S. Borrower pursuant to this Section 10.5 shall be submitted to the Chief Financial Officer of the U.S. Borrower (Telephone No. (512) 690-0600) at the address of the U.S. Borrower set forth on Schedule 10.2, or to such other Person or address as may be hereafter designated by the U.S. Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6.        Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the U.S. Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the U.S. Borrower without such consent shall be null and void), (ii) the Canadian Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Revolving Lender (and any attempted assignment or transfer by the Canadian Borrower without such consent shall be null and void), (iii) the Dutch Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Revolving Lender (and any attempted assignment or transfer by the Dutch Borrower without such consent shall be null and void) and (iv) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A)          the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender (other than a Defaulting Lender), an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and provided, further, that the Borrower Representative shall be deemed to have consented to any such assignment unless the Borrower Representative shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund;

(C)          the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan; and

(D)          the Issuing Lender; provided that no consent of the Issuing Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) in the case of the Revolving Facility, $5,000,000 and (ii) in the case of the Term A Facility or an Incremental Term Facility incurred by any Borrower, $1,000,000, unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)          (1) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)          other than in the case of assignment pursuant to Section 10.6(f) below, the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their respective Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than to a Disqualified Institution) that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section. Any assignment or transfer by a Lender of rights or obligations under this Agreement to a Disqualified Institution shall not be void, but the provisions of Section 10.6(e) shall apply.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender, the Swingline Lender and any other Lender (but only as to its holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Institution or any other Person that is not an Eligible Assignee.

(c)           Any Lender may, without the consent of the Borrower Representative or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at the Borrower Representative’s request and expense, to use reasonable efforts to cooperate with the Borrower Representative to effectuate the provisions of Section 2.22 with respect to any Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. Each Borrower, upon receipt of written notice from the relevant Lender to the Borrower Representative, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(e)           (i)            If any assignment or participation is made to any Disqualified Institution in violation of this Section 10.6, the U.S. Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) purchase or prepay the Loans or participation of such Disqualified Institution by paying the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans or participation, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder in respect thereof, and cancel the Commitments of such Disqualified Institution (or any Commitments in respect of any participation of such Disqualified Institution) and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under (or in respect of) this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder in respect thereof.

(ii)           Notwithstanding anything to the contrary contained in this Agreement, (A) Disqualified Institutions will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower Representative or any of its Affiliates, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(f)            Any Lender may, so long as no Default or Event of Default has occurred and is continuing and no proceeds of Revolving Loans or Swingline Loans are applied to fund the consideration for any such assignment, at any time, assign all or a portion of its rights and obligations with respect to Term Loans to Holdings or the applicable Borrower of such Term Loans or through Dutch auctions open to all Lenders on a pro rata basis in accordance with the procedures of the type described in Section 2.27; provided that,

(i)            if Holdings is the assignee, upon such assignment, transfer or contribution, Holdings shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the applicable Borrower; and

(ii)           if the assignee is a Borrower (including through contribution or transfer set forth in clause (i) above), (A) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to such Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Term Loans then held by such Borrower and (C) such Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

10.7.        Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by a Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8.        Counterparts. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower Representative and the Administrative Agent.

(b)           Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9.        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.      Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.      GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12.      Submission To Jurisdiction; Waivers; Consent to Service of Process. Each of the Administrative Agent, the Lenders, Holdings and each Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan (or, if such courts lack subject matter jurisdiction, the courts of the State of New York sitting in the Borough of Manhattan), and appellate courts thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; provided, however, that, without limiting the other provisions of this Section 10.12 and in addition to the service of process otherwise provided for herein, each of the Canadian Borrower and the Dutch Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably designates, appoints and empowers the Borrower Representative (and the Borrower Representative hereby irrevocably accepts such appointment) as its authorized designee, appointee and agent to receive, accept and acknowledge for and on behalf of such Borrower or any of its Subsidiaries and in respect of the property of such Borrower or its Subsidiaries, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding relating to this Agreement or any other Loan Document; provided, further that nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13.      Acknowledgements. Each of Holdings and each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14.      Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower Representative having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)           At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than any unasserted contingent indemnification obligations and obligations under or in respect of Specified Swap Agreements, Specified Cash Management Agreements, Specified Bank Guarantees or Specified Bond Obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit cash collateralized or backstopped in a manner satisfactory to the Issuing Lender), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)           It is understood an agreed that (i) as of the Restatement Effective Date, each of Thermon Heating Systems USA, Inc. and Thermon Heat Tracing Services - I, Inc. is an Immaterial Subsidiary and (ii) on the Restatement Effective Date, each of Thermon Heating Systems USA, Inc. and Thermon Heat Tracing Services - I, Inc. shall be released from its obligations under the Security Documents to which it is a party, any guarantee by each of Thermon Heating Systems USA, Inc. and Thermon Heat Tracing Services - I, Inc. of the Obligations shall be released and the Collateral of each of Thermon Heating Systems USA, Inc. and Thermon Heat Tracing Services - I, Inc. shall be released from the Liens created by such Security Documents.

10.15.      Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Issuing Lender, any other Lender or any affiliate thereof (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) (and it being understood that the list of Disqualified Institutions may be disclosed to a prospective Transferee on a confidential basis), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law; provided that, in connection with any such order or Requirement of Law, the Administrative Agent, the Issuing Lender or such Lender, as applicable, shall, to the extent permitted by law, rule or regulation, as soon as practicable notify the Borrowers thereof, (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that, in connection with any such request or requirement, the Administrative Agent, the Issuing Lender or such Lender, as applicable, shall, to the extent permitted by law, rule or regulation, as soon as practicable notify the Borrowers thereof, (g) that has been publicly disclosed (other than by such Person in violation of this Section or any other confidentiality obligations owed to any Group Member known to the Administrative Agent, such Issuing Lender or such Lender, as applicable), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) to the extent reasonably required or necessary, in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower Representative in its sole discretion, to any other Person. “Information” means all information received from Holdings or a Borrower relating to the Group Members or their business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis (other than in violation of this Section or any confidentiality obligations owed to a Group Member known to the Administrative Agent, such Issuing Lender or such Lender, as applicable) prior to disclosure by Holdings or the applicable Borrower, as the case may be, and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from Holdings or a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their respective Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by Holdings, a Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about Holdings, the Borrowers and their respective Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to each of Holdings, each Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16.      WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO, INCLUDING HOLDINGS, THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17.      USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. The Loan Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “CAML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Loan Parties, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. The Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable CAML Legislation, whether now or hereafter in existence. Each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

10.18.      Judgment Currency. (a) The obligations of the Borrowers hereunder and under the other Loan Documents to make payments in Dollars, Canadian Dollars or Euro, as applicable, shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, Canadian Dollars or Euro, as applicable, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of Dollars, Canadian Dollars or Euro, as applicable, expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the U.S. Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 10.18 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

10.19.      Borrower Representative. Each of the Canadian Borrower and the Dutch Borrower hereby appoints the U.S. Borrower as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing notices or other requests required under this Agreement, (ii) the giving and receipt of notices by and to the U.S. under this Agreement, (iii) the delivery of all documents, reports, financial statements and other written materials required to be delivered by the Borrowers under this Agreement, (iv) the making of determinations on behalf of the Borrowers as described herein and (v) all other purposes incidental to any of the foregoing. The Canadian Borrower agrees that any action taken by the U.S. Borrower as the agent, attorney-in-fact and representative of the Canadian Borrower shall be binding upon the Canadian Borrower to the same extent as if directly taken by the Canadian Borrower. The Dutch Borrower agrees that any action taken by the U.S. Borrower as the agent, attorney-in-fact and representative of the Dutch Borrower shall be binding upon the Dutch Borrower to the same extent as if directly taken by the Dutch Borrower.

10.20.      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.21.      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.22.      Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Restatement Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any Indebtedness or other obligations owing to the lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Restatement Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein.

10.23.      Limited Waiver. In connection with the execution of this Agreement on the Restatement Effective Date, each Lender party hereto hereby waives (x) any Default of Event of Default that may have occurred under the Existing Credit Agreement as a result of the delayed application of Net Cash Proceeds received by the Borrower prior to the Restatement Effective Date as otherwise required by Section 2.11(b) of the Existing Credit Agreement and (y) any Default or Event of Default arising solely as a result thereof; provided that the foregoing shall not operate as a waiver of any other Default or Event of Default, if any.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THERMON GROUP HOLDINGS, INC.

By:	/s/ Jan Schott
	Name:	Jan Schott
	Title:	Senior Vice President & CFO

THERMON HOLDING CORP.

By:	/s/ Jan Schott
	Name:	Jan Schott
	Title:	Vice President

THERMON CANADA INC.

By:	/s/ Jan Schott
	Name:	Jan Schott
	Title:	Vice President

THERMON EUROPE BV

By:	/s/ Jan Schott
	Name:	Jan Schott
	Title:	Director

[Signature Page to Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Ryan Aman
	Name:	Ryan Aman
	Title:	Authorized Officer

[Signature Page to Second Amended and Restated Credit Agreement]